UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-2
THE ENSIGN GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

WHEN À	WHERE	WHO CAN VOTE	RECORD DATE

Thursday, May 18, 2023 at 10:00 a.m. PDT	Southland Care Center 11701 Studebaker Road Norwalk, California 90650	Owners of Ensign's issued and outstanding common stock as of the close of business on the record date.	March 23, 2023

Items of Business		Board Recommendation
1	Election of four nominees named in the proxy statement to serve on The Ensign Group's Board of Directors	☑	FOR each director nominee	See pg 3
2	Approval of the amendment to the Certificate of Incorporation to increase The Ensign Group's number of authorized shares of common stock from 100 million to 150 million	☑	FOR	See pg 15
3	Approval of the amendment to the Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation	☑	FOR	See pg 16
4	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2023	☑	FOR	See pg 17
5	Advisory approval of the Company's named executive officer compensation	☑	FOR	See pg 37
6	Advisory approval on the frequency of advisory votes on the Company's named executive officer compensation	☑	FOR the option of every one year	See pg 38

We will also address any other business which may properly come before the Annual Meeting or any adjournment or postponement. Following the formal meeting, management intends to discuss on our developments of the past year and respond to questions of general interest to stockholders.

How To Vote
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

Ensign’s Proxy Statement for the 2023 Annual Meeting of Stockholders (the “Proxy Statement”) and 2022 Annual Report on Form 10-K (the “2022 Form 10-K”) are available at www.proxyvote.com.

Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials in hand and follow the below instructions:

By Internet	:	You can vote your shares online at www.proxyvote.com

By Phone	(	You can vote your shares by calling 800-690-6903

By Mail	-	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided
Date of Mailing
April [●], 2023		Our intended date to mail a Notice of Internet Availability of Proxy Materials.
In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you are the registered holder of your shares and are viewing the Proxy Statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the Proxy Statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means that your shares are held of record by a broker, bank or other nominee, you should review the Notice used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the Annual Meeting.
THE ENSIGN GROUP, INC.
BY ORDER OF THE BOARD OF DIRECTORS
BARRY R. PORT
CHIEF EXECUTIVE OFFICER
San Juan Capistrano, California
Dated: April [●], 2023

PROXY STATEMENT
We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders a Notice of Internet Availability of Proxy Materials or "Notice" regarding the Internet availability of the proxy materials. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet if the preference to receive a paper copy was requested. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder elects otherwise.
The enclosed Proxy Statement is solicited by the Board of Directors (the "Board") of The Ensign Group, Inc., ("Ensign") a Delaware corporation, for use at the 2023 Annual Meeting of Stockholders (the Annual Meeting). Our principal executive offices are located at 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675. This proxy statement is first being made available to stockholders on or about April [●], 2023. When used in this Proxy Statement, the terms “we,” “us,” “our” or the “Company” refer to The Ensign Group, Inc. and its consolidated subsidiaries; however, The Ensign Group, Inc. is a holding company and each of the affiliated operations and operating subsidiaries referenced herein is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. The use of “we,” “us,” “our” and similar words in this Proxy Statement is not meant to imply that any or all of these operations are operated by the same entity or that The Ensign Group, Inc. operates any of the businesses conducted by its subsidiaries.
The expenses of preparing, assembling, printing and mailing the Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.
Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board.
Voting Securities and Vote Required
Holders of record of Ensign's common stock at the close of business on March 23, 2023 will be entitled to vote at the Annual Meeting. On that date, 55,867,237 shares of the Company's common stock were issued and outstanding. Each share of common stock is entitled to one vote on every matter submitted to the stockholders at the Annual Meeting. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented at the Annual Meeting by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal 1: Election of the four named director nominee will require the affirmative approval of a majority of the votes cast with respect to each director's election. A majority of votes cast with respect to a director's election means that the number of votes cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director's election, with abstentions and broker non-votes not counted as a vote cast either "FOR" or "AGAINST" that director's election. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the four named director nominees.
Proposal 2 & 3: Approval of these proposals require the affirmative vote of the holders of a majority of the outstanding shares of common stock. Because adoption and approval of the proposal requires a majority of the outstanding shares of common stock, abstentions and broker non-votes have the same effect as votes against the proposal. Properly executed, unrevoked proxies will be voted FOR Proposal 2 & 3, unless a vote against such proposal or abstention is specifically indicated in the proxy.
Proposals 4, 5 and 6: The proposals referenced will require the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote at the meeting. In determining whether each proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted as shares entitled to vote and will have the same effect as votes against the proposals. Properly executed, unrevoked proxies will be voted FOR Proposals 4 & 5 and 1 YEAR for Proposal 6 unless a vote against such proposals or abstention is specifically indicated in the proxy.

Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting in person, you should vote by using one of the methods described in the Notice. You may vote your shares at the Annual Meeting by attending and voting in person, by voting via the Internet or by telephone as described in the Notice, or by having your shares represented at the Annual Meeting by a valid proxy.

While the vote on Proposals 5 and 6 are required by law, the votes are not binding, will not create or imply any change in the fiduciary duties of, nor impose any additional fiduciary duty on, us or our Board. However, the Compensation Committee of our Board will take into account the outcome of the advisory votes when considering future executive compensation decisions and the frequency of “say-on-pay votes”.

If your shares are not registered directly in your name (e.g. you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, the Notice of Annual Meeting, this Proxy Statement and our 2022 Form 10-K have been sent directly to you.

Please note that you cannot vote your shares by filling out and returning the Notice. The Notice does, however, include instructions on how to vote your shares.

COMPANY'S UPDATES
Our Resilience Through COVID-19

As COVID-19 continued to evolve in 2022, our local model has continued to play a critical role in our ability to respond effectively, pivot immediately and provide clarity on necessary actions at the local community level to deliver high quality care. Our ability to perform under difficult and constantly evolving circumstances underscores the strength and commitment of our people and our resilience in managing through the unknown.

Our primary focus throughout the COVID-19 pandemic has remained ensuring the health and safety of our patients, residents, employees, and their respective families. We continue to implement measures necessary to provide the safest possible environment within our sites of service, taking into consideration the vulnerable nature of our patients and the unique exposure risks of our staff.

We are very proud by what we were able to accomplish in 2022 while dealing with so many unusual challenges, but we also know we can still be so much better and are excited about the enormous potential within our portfolio as we continue to apply our proven locally-driven healthcare model. We are excited about the upcoming year and are confident that our partners will continue to manage and innovate through all the lingering challenges on the labor front. When we consider the current health of our organization, combined with our culture and proven local leadership strategy, we are well-positioned to have another outstanding year in 2023.

Director Changes

On December 19, 2022, Lee A. Daniels announced his decision to resign from the Board of Directors effective on January 1, 2023. The Board of Directors appointed Dr. John O. Agwunobi to fill the vacancy created by Mr. Daniel's resignation, which appointment was effective on January 1, 2023 and ends on the date of the Company's 2023 Annual Meeting.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company's business. Our governance structure is designed to enable independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

The Company's classified its Board of Directors into three classes of directors, each serving staggered three-year terms and each class as nearly equal in number as possible as determined by our Board. As a result, a portion of our Board will be elected each year.

Proposal 1:
Election of Directors

Recommendation of the Board:	FOR each director nominee	✓
Upon the recommendation of the Nominating and Corporate Governance Committee, our Board, including its independent directors, selected and approved Mr. Barry M. Smith, Ms. Swati B. Abbott and Ms. Suzanne D. Snapper as nominees for election as Class I directors, the class being elected at the Annual Meeting. Each nominee is to serve for a term of three years, expiring at the 2026 annual meeting of stockholders or until his or her successor is duly appointed or elected and qualified or until his or her earlier death, resignation or removal.

Also, upon the recommendation of the Nominating and Corporate Governance Committee, our Board, including its independent directors, selected and appointed Dr. John O. Agwunobi for service on the Board of Directors for a term starting on January 1, 2023 and ending on the date of the Company’s 2023 Annual Meeting. In addition, the Nominating and Corporate Governance Committee, our Board, including its independent directors, selected and approved Dr. John O. Agwunobi as a nominee for election as a class III director. If Dr. John O. Agwunobi is elected to serve as a director for the initial two-year term, the Board of Directors anticipates that Dr. John O. Agwunobi will be nominated for election to serve a three-year term as a Class III director at the 2025 Annual Meeting with a term that would expire in 2028. We are not aware of any arrangements or understandings between the director nominees and any other person pursuant to which such persons were selected as a director nominee.

Mr. Barry M. Smith, Ms. Swati B. Abbott, Ms. Suzanne D. Snapper and Dr. John O. Agwunobi currently serve as members of our Board and if elected have agreed to continue to serve on the Board and on the committees set forth below. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. This proxy cannot be voted for a greater number of persons than four.

			Committee Membership
Name	Age	Director Since	Board of Directors	Audit Committee	Quality Assurance and Compliance	Nominating and Corporate Governance	Compensation
Barry M. Smith	69	2014	✓			Chair	✓
Swati B. Abbott	59	2020	✓	✓	✓		Chair
Suzanne D. Snapper	49	2022	✓		✓
John O. Agwunobi	58	2023	✓	✓	✓

Background information regarding the nominees and all other directors as of March 23, 2023, including some of the attributes that led to their selection, appears below. In addition, the Board firmly believes that the experience, attributes and skills of any single director nominee should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of which contributes to the function of an effective Board.

Determinations Regarding Director and Nominee Independence
The Company's common stock is listed on the NASDAQ Global Select Market. The NASDAQ Listing Rules require that a majority of the members of a listed company’s board of directors qualify as “independent”. After review of all of the relevant transactions or relationships between each director (and his or her family members) and us, our senior management and our independent registered public accounting firm, our Board has affirmatively determined that each of Drs. Ann S. Blouin and John O. Agwunobi, Ms. Swati B. Abbott, and Messrs. Daren J. Shaw and Barry M. Smith are "independent" within the meaning of the applicable NASDAQ Listing Rules.
Further, each member of our Board serving on our Audit Committee, Compensation and Nominating Committee and Corporate Governance Committee is “independent” within the meaning of the applicable NASDAQ Listing Rules and, as applicable, the Securities Exchange Act of 1934, as amended the Exchange Act.

NOMINEES AND DIRECTORS

The following biographical information sets forth certain information with respect to the nominees for election as well as the continuing directors whose terms expire at the annual meeting of stockholders in 2024 and 2025. The information is current as of March 23, 2023. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board in light of our business.

Nominees for Election to the Board of Directors

Class I Directors with Terms Ending at the 2026 Annual Meeting of Stockholders

Barry M. Smith	AGE	DIRECTOR SINCE	COMMITTEES
Director	69	2014	Compensation and Nominating & Corporate Governance (Chair)
Experience
Mr. Smith has served as a member of our Board since 2014. He most recently served as Chairman and Chief Executive Officer of Magellan Health, Inc., the nation’s largest provider of behavioral health services and a leading national provider of radiology benefit management services, specialty pharmacy and prescription benefit management services, 2013 to 2019. He also founded and served as Chairman, President and Chief Executive Officer of VistaCare, Inc., a national provider of hospice services, from 1996 to 2002, and he served as Chairman of VistaCare in 2003. From 1990 through 1995, Mr. Smith served as Chairman and Chief Executive Officer of Value Rx, Inc., which was then one of the country’s largest pharmacy benefit management companies and, prior to that, served as vice president of operations for PCS Health Systems, also a pharmacy benefit management firm. We believe Mr. Smith’s extensive experience as a proven and experienced leader in numerous healthcare businesses that are closely related to our businesses and his valuable strategic and other management insights support the conclusion that he should serve as one of our directors.

Swati B. Abbott	AGE	DIRECTOR SINCE	COMMITTEES
Director	59	2020	Audit Committee, Compensation Committee (Chair), and Quality Assurance & Compliance
Experience
Ms. Abbott has served as a member of our Board since January 2020. Ms. Abbott most recently served as the President and Chief Executive Officer of Health Intelligence Company LLC, doing business as Blue Health Intelligence, a healthcare data and analytics company, from May 2011 to March 2022. Prior to joining Blue Health Intelligence, Ms. Abbott served as the president of MEDai, Inc., an industry leader in predictive analytics, prior to its acquisition by Reed Elsevier in 2008. She also served as Managing Director for the Medical Management Strategic Business Unit at ViPS. She currently serves as a Director of Prognos, Inc., a private healthcare data analytics company. She also served as a Director of Magellan Health Inc. (NASDAQ: MGLN), until its acquisition by Centene in January 2022. We believe that Ms. Abbott's extensive experience and leadership in the healthcare services industry supports the conclusion that she should serve as one of our directors.

Suzanne D. Snapper	AGE	DIRECTOR SINCE	COMMITTEES
Chief Financial Officer, Executive Vice President and Director	49	2022	Quality Assurance & Compliance

Ms. Snapper has served as the Chief Financial Officer of Ensign since August 2009 and previously served as our Vice President of Finance since joining the Company in 2007. As Chief Financial Officer, Ms. Snapper is responsible for the Company's accounting, finance, information technology, tax, internal controls, investor relations, capital market transactions, managed care, treasury and finance risk management functions. As Vice President of Finance, Ms. Snapper played a key role in taking the Company public in 2007. She also oversaw the implementation of our internal controls over financial reporting. Prior to joining the Company, she worked from 1996 to April 2007 as an accountant with KPMG LLP, where her practice included providing audit services for public companies in the technology, transportation and quick serve restaurant industries. Ms. Snapper is a certified public accountant. We believe that Ms. Snapper's leadership experience, her knowledge of our business and operations, and extensive finance experience with public companies, support the conclusion that she should serve as one of our directors.

Class III Directors with Terms Ending at the 2025 Annual Meeting of Stockholders

John O. Agwunobi	AGE	DIRECTOR SINCE	COMMITTEES
Director	58	2023	Audit Committee and Quality Assurance & Compliance

Dr. Agwunobi has held several positions in both the public and private sector. From March 2020 to October 2022, Dr. Agwunobi served as Chief Executive Officer and Chairman of Herbalife Nutrition Inc. Previously, Dr. Agwunobi served as Chief Health and Nutrition Officer at Herbalife, responsible for training, education, science strategy and product development since 2016. He has also served as Co- President of Herbalife from May 2018 to April 2022. Prior to joining Herbalife, Dr. Agwunobi was an independent consultant, advising a number of privately-held health-related companies, including serving as an advisory board member of Shopko Stores Operating Co., LLC on behalf of the private equity firm Sun Capital Partners. He also served as a member of the board for Magellan Health Inc., a for-profit managed health care company, focused on special populations, complete pharmacy benefits and other specialty areas of healthcare from December 2014 to June 2019. From September 2007 to April 2014, Dr. Agwunobi served as Senior Vice President and President of Health and Wellness for Wal-Mart (NYSE: WMT) in the United States where he grew the business and provided insight and advice on the company’s health reform position. From December 2005 to September 2007, he served as the Assistant Secretary of Health for the U.S. Department of Health and Human Services, where he was responsible for disease prevention and health promotion. His responsibilities included the oversight of the Centers for Disease Control, National Institute of Health, the U.S. Food and Drug Administration, the Office of the U.S. Surgeon General, and numerous other public health offices and programs. Dr. Agwunobi currently serves as a director for Blue Bird Bio Inc. (NASDAQ: BLUE), a post that he has held since June 2017. He is also currently serving as a member of the board of the U.S. African Development Foundation and has been serving in that capacity since 2008. We believe that Dr. Agwunobi's extensive experience in public health programs and governmental agencies relevant to the healthcare industry, support the conclusion that he should serve as one of our directors.

Continuing Members of the Board of Directors

Class II Directors with Terms Ending at the 2024 Annual Meeting of Stockholders

Christopher R. Christensen	AGE	DIRECTOR SINCE	COMMITTEES
Co-founder, Executive Chairman and Chairman of the Board	54	Formation in 1999	Quality Assurance and Compliance
Experience
Mr. Christensen has served as our President since 1999 and Chief Executive Officer from April 2006 to May 2019. On May 30, 2019, Mr. Christensen began serving as our Executive Chairman and the Chairman of the Board. Mr. Christensen has served as a member of our Board since the formation of the Company in 1999, has overseen the company and its growth since its inception. Prior to the formation of Ensign, Mr. Christensen served as acting Chief Operating Officer of Covenant Care, Inc., a California-based provider of long-term care. As a cofounder of Care Trust REIT, Inc., which spun-out of Ensign in 2014, Mr. Christensen served as a director from June 2014 to April 2015. Also, as cofounder of The Pennant Group, Inc. (NASDAQ: PNTG), which spun-out of Ensign in 2019, Mr. Christensen has served and continues to serve as a director. We believe that Mr. Christensen’s important role in the history and management of our company and its affiliates and his leadership and business skills, support the conclusion that he should serve as one of our directors.

Daren J. Shaw	AGE	DIRECTOR SINCE	COMMITTEES
Director	66	2012	Audit (Chair), Compensation and Nominating & Corporate Governance
Experience
Mr. Shaw has served as a member of our Board since March 2012. Mr. Shaw has served for more than 35 years in leadership capacities with several financial services firms. In 2019, he retired as a Managing Director of the Investment Banking Group at D.A. Davidson & Co., a middle-market full-service investment banking firm. While at D.A. Davidson & Co., Mr. Shaw served on the Senior Management Committee and board of directors and served as the lead investment banker in a wide variety of transactions, including public stock offerings, private placements, and mergers and acquisitions. Previously, Mr. Shaw served for 12 years with Pacific Crest Securities, in various roles, including Managing Director. Mr. Shaw also serves as a member of the board of directors of Profire Energy, Inc. (NASDAQ: PFIE). Mr. Shaw's previous leadership positions at numerous investment banking firms provide him with valuable financial understanding, and supports his role as Chair of our Audit Committee. We believe that Mr. Shaw’s extensive experience and leadership in the financial services industry supports the conclusion that he should serve as one of our directors.

Class III Directors with Terms Ending at the 2025 Annual Meeting of Stockholders

Ann S. Blouin, PhD, RN	AGE	DIRECTOR SINCE	COMMITTEES
Director	70	2018	Quality Assurance and Compliance (Chair) and Nominating & Corporate Governance
Experience
Dr. Blouin has served as a member of our Board since November 2018. In 2018, Dr. Blouin retired from her position as Executive Vice President of Customer Relations and previous position as Executive Vice President of Accreditation and Certification Operations at The Joint Commission where she provided leadership in aligning the strategic and operating goals of the organization with its client base. The Joint Commission has accreditation and certification programs across the care continuum, including long-term care. With more than 30 years of health care administration, consulting and clinical nursing experience, Dr. Blouin has held key senior leadership positions at community teaching hospitals and academic medical centers. While serving in key leadership roles with the consulting firms of Deloitte LLP, Ernst & Young Global Limited, Cap Gemini SE and Huron Consulting Group, she worked with multiple health systems across the United States and Canada to help them improve operating cost efficiency and effectiveness, revenue management, care coordination, and quality and patient safety. Dr. Blouin is currently serving as President of PSQ Advisory, working with boards and senior leadership to deliver strategic guidance on patient care quality and safety for America's health systems, since 2018. In addition, Dr. Blouin also serves on the Institute for Healthcare Improvement Board of Directors and as an editorial advisor for the Journal of Nursing Administration. Dr. Blouin is an Assistant Professor at Loyola University of Chicago. Dr. Blouin earned her Doctor of Philosophy (PhD) in Nursing Sciences and Master in Business Administration (MBA) from the University of Illinois at Chicago. Dr. Blouin received her Master of Science in Nursing (MSN) from Loyola University of Chicago, and Bachelor of Science in Nursing (BSN) from Lewis University in Romeoville, Illinois. We believe that Dr. Blouin’s extensive experience and leadership supports the conclusion that she should serve as one of our directors.

Barry R. Port	AGE	DIRECTOR SINCE	COMMITTEES
Chief Executive Officer and Director	48	2019	Quality Assurance and Compliance
Experience
Mr. Port has served as our Chief Executive Officer since May 2019. He has concurrently served as a member of our Board since May 2019. From January 2012 to May 2019, Mr. Port served as the Chief Operating Officer of our wholly-owned subsidiary, Ensign Services, Inc., which provides consulting and management services to our skilled nursing and senior living operations. He previously served as the President of our subsidiary, Keystone Care, Inc., which supervised the operations of facilities in Texas, from March 2006 to December 2011. Prior to 2006, he served as the Chief Executive Officer at our Bella Vita Health and Rehabilitation Center, a skilled nursing and assisted living campus in Glendale, Arizona from March 2004 to March 2006. Mr. Port holds a Bachelor's Degree from Brigham Young University, a Master's Degree in Business Administration and a Master's Degree in Health Administration both from the W.P. Carey School of Business at Arizona State University. We believe that Mr. Port’s extensive operating experience, his leadership and business skills, support the conclusion that he should serve as one of our directors.

BOARD STRUCTURE AND PRACTICES

Our Executive Chairman and Chairman of the Board, Christopher R. Christensen, is one of the Company's founders and is the former Chief Executive Officer and President. The role of the Executive Chairman of the Board is to provide governance and leadership to the Board, including helping to organize the Board's work and ensuring that its members have accurate and timely information to effectively carry out their responsibilities.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based upon the position and direction of the Company and the membership of the Board. The Board has determined that not having the Company's Chief Executive Officer also serve as Chairman of the Board is in the best interest of the Company's stockholders at this time. However, the Board has determined that having the Company's former Chief Executive Officer serve as the Executive Chairman of the Board is in the best interest of the Company stockholders because of the former Chief Executive Officer's extensive knowledge of the Company and its industry, and serves to foster greater communication between the Company's management and the Board. Below are some highlights of our corporate governance practices:

Board Structure and Practices		Board's Role in Risk Oversight
w	Each of our Board members is elected at least every three years.	w	Our Board actively oversees the Company's risk and enterprise-wide risk management process in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders.
w	We have majority voting for our director elections.
w	Five of our Board members are independent, in accordance with NASDAQ Listing Rules and our Corporate Governance Guidelines at investor.ensigngroup.net/corporate-governance.	w	Our Board focuses on effective risk oversight to set the Company's tone and culture towards effective risk management by developing and establishing a mutual understanding with management of the Company's risk philosophy and overall appetite for risk.
		w	Our Board is actively involved with management assessment of existing risk management processes and how management identifies, assesses and manages the Company's most significant risk exposures. Our Board expects frequent updates from management about the Company's most significant risks so as to enable it to evaluate whether management is responding appropriately.
w	We have adopted a process to enable stockholders to nominate directors in accordance with our Bylaws

w	Our independent directors meet frequently in executive session.	w	Our Board is actively engaged in managing talent and long-term succession planning for executives.

Our Board relies on each of its sub-committees (the "Board Committees") to help oversee the risk management responsibilities relating to the functions performed by such Board Committees. Each of the Board Committees are required to make regular reports of its actions and communicate any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.

†Our Audit Committee periodically discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.
†Our Compensation Committee helps the Board to identify the Company's exposure to any risks potentially created by our compensation programs and practices. For a further discussion of how the Compensation Committee helps mitigate this risk, see the section titled "Compensation Discussion and Analysis - Compensation Policy and Objectives".
†Our Nominating and Corporate Governance Committee helps the Board establish qualifications for a director nominee, including qualities and skills. They oversee the Corporate Governance policies, procedures and guidelines for the Company.
†Our Quality Assurance and Compliance Committee oversee risks relating to the Company's policies and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law.

Key Focus Areas

•Business Strategy

Our Board works with management to guide a strategy that positions the Company for long-term success, focusing on delivering the best care to our residents. Additionally, our Board supports near term strategies as reflected in our ability to quickly pivot our focus and reflect the value of our unique organization structure in a time of great uncertainty.

•People

The Board and management share a fundamental belief that people matter, as evidenced more than ever these past three years. Our team members were indispensable and responsive during this global ongoing pandemic to save and improve thousands of lives. Their strength and willpower to do everything to care for our residents and the healthcare community have impacted lives of individuals, clinical quality, the long-term care industry and our financial performance.

•Risk Oversight

The Board regularly considers our risk profile when reviewing our overall business strategy. Individual performance objectives of the executive leadership team are aligned with the Company’s top enterprise-wide risks.

Engaging with Our Stockholders
Management and directors engage with our stockholders throughout the year in a variety of forums. Members of the executive management team made themselves available to attend the meetings upon request. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition, business strategy, environmental and social issues, as well as the Company's continued response to the COVID-19 pandemic. Our engagement activities provide us with a valuable understanding of our stockholders' perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our stockholders.

We encourage you to visit the Corporate Governance area of the "Investor Relations" section of our website (http://investor.ensigngroup.net/corporate-governance) where you will find detailed information about our corporate governance practices and policies including each of our Committee's Charters, excluding the Quality Assurance and Compliance Committee. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.

The Company's Director Nomination Process

Our Nominating and Corporate Governance Committee oversees the director nomination process. This committee is responsible for assisting the Board in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board are expected to possess. These criteria include the candidate's personal and professional integrity, the candidate's financial literacy or other professional or business experience relevant to an understanding of the Company and our business, the candidate's demonstrated ability to think and act independently and with sound judgment, and the candidate's ability to be effective, in conjunction with other members or nominees of the Board in collectively serving the long-term interests of the Company and our stockholders. Our Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of our Board. Our Nominating and Corporate Governance Committee then recommends that our Board select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board. Our Nominating and Corporate Governance Committee charter requires that the committee considers each candidate's qualities and skills and our Nominating and Corporate Governance Committee considers each candidate's background, race, ethnicity, gender, ability, judgment, skills and experience in the context of the needs and current make-up of the Board when evaluating director nominees. In addition, the Nominating and Corporate Governance Committee is also committed to actively seeking women and minority candidates for the pool from which Board candidates are chosen. The Board believes it is important for each member of the Board to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, laws and regulations, government relations and relevant industries, especially the healthcare and skilled nursing industries. These considerations help the Board as a whole to have the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the Nominating and Corporate Governance Committee reviews and evaluates its performance, including overall composition of the Board and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our Company. The Nominating and Corporate Governance Committee considers all of the criteria described above, including the candidate's diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

Nomination Right of All Stockholders under Section 3.02 of our Bylaws. Pursuant to Section 3.02 of our amended and restated bylaws (our “Bylaws”), any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders. To do so, the stockholder must comply with the timely notice, information and consent provisions contained in our Bylaws. In order for an eligible stockholder's director nomination to be timely, the stockholder must deliver written notice to our corporate Secretary: (i) in the case of an annual meeting, not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that no annual meeting of stockholders was held in the previous year or the annual meeting of stockholders is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received no earlier than the close of business on the 90th day prior to such annual meeting of stockholders and not later than the close of business on the 60th day prior to such annual meeting of stockholders or not later than the close of business on the 10th day following the day on which public disclosure of the date of the meeting was made by the Company, whichever occurs first, or (ii) in the case of a special meeting of the stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made by the Company, whichever first occurs. The written notice must include the information about the director nominee that is required to be provided pursuant to Section 3.02(a)-(i) of our Bylaws and the written consent of each proposed nominee to serve as a director if so elected. Notwithstanding the foregoing, in order to include information with respect to a stockholder nomination in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must comply with the requirements of the Exchange Act, and the regulations promulgated thereunder. The presiding officer of an annual meeting of stockholders shall refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
Right of All Stockholders to Recommend Director Nominees to the Nominating and Corporate Governance Committee. Pursuant to Section 5 of the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee will consider nominees for the Board recommended by stockholders. If an eligible stockholder wishes to recommend a director nominee to the Nominating and Corporate Governance Committee, he or she should submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the Secretary of the Company, Chad A. Keetch, The Ensign Group, Inc., 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675, by the deadline for stockholder proposals set forth in the Company's last proxy statement, specifying the information about the director nominee that is required to be provided pursuant to Section 5 of the Nominating and Corporate Governance Committee charter. All such recommendations will be brought to the attention of the Nominating and Corporate Governance Committee, and the Nominating and Corporate Governance Committee shall evaluate such suggested director nominees in accordance with the same criteria applicable to the evaluation of all director nominees. The Nominating and Corporate Governance Committee is not required to include, or recommend to the Board for inclusion in the proxy statement, any proposed director nominees of the Board who are recommended by stockholders through this process.
Committees of the Board of Directors and Related Matters
During fiscal year 2022, our Board had four standing Board Committees: the Compensation Committee, the Audit Committee, the Nominating and Corporate Governance Committee, and the Quality Assurance and Compliance Committee. The Board, upon recommendation of the Nominating and Corporate Governance Committee, makes Board Committee and Board Committee chair assignments annually at its meeting immediately preceding the annual meeting of stockholders, although further changes to committee assignments are made from time to time as deemed appropriate by the Board. The Board Committees, other than the Quality Assurance and Compliance Committee, operate pursuant to written charters, copies of which are available on our website at www.investor.ensigngroup.net/corporate-governance. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.
Attendance at Board, Committee and Annual Meetings

During the year ended December 31, 2022, our Board met six times. Each of the directors attended at least 75 percent of the meetings of our Board and the meetings of any of our Board Committees on which they served that were held during the term of each director. Our Board and the Board Committees also acted by way of various unanimous written consents seven times during the year ended December 31, 2022. In addition, the Compensation Committee, the Audit Committee and the Board met, at times, without management present in executive session. During the year ended December 31, 2022, the Audit Committee met at least once without management present in executive session.
Although we do not have a formal policy regarding attendance by members of our Board at our Annual Meeting of Stockholders, we encourage our directors to attend. At the 2022 Annual Meeting, all eight members of the Board were in attendance and we expect that at least a majority of our Board will attend the 2023 Annual Meeting.

An overview of the current composition of each Board Committee and the Board diversity matrix is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee	Quality Assurance and Compliance Committee
Christopher R. Christensen «
Daren J. Shaw	●	C	●
John O. Agwunobi		●		●
Ann S. Blouin			●	C
Swati B. Abbott	C	●		●
Barry M. Smith	●		C
Barry R. Port				●
Suzanne D. Snapper				●
● Member
C Chair
« Chairman of the Board

Board Diversity Matrix
Total Number of Directors	8
Average Age	59
Average Tenure	7
Part I: Gender Identity	Female	Male
Directors	3	5
Part II: Demographic Background
Asian	1	—
African American	—	1
White	2	4

COMPENSATION COMMITTEE

Committee Members	The primary functions of the Compensation Committee include:
Swati B. Abbott (Chair)	●	developing and reviewing policies relating to compensation and benefits;

Barry M. Smith	●	determining or recommending to our Board the cash and non-cash compensation of our executive officers;

Daren J. Shaw	●	evaluating the performance of our executive officers and overseeing management succession planning;

Number of Meetings in	●	administering or making recommendations to our Board with respect to the administration of our equity-based and other incentive compensation plans; and
Fiscal Year 2022:	●	overseeing the preparation of the Compensation Discussion and Analysis and the related Compensation Committee Report for inclusion in our annual proxy statement.
5

All members of the Compensation Committee are independent directors, as such term is defined in the NASDAQ Listing Rules. The Compensation Committee has not delegated any powers or authority to the Chief Executive Officer or any other executive officer of the Company in determining executive officer compensation. Our Compensation Committee previously retained the services of Willis Towers Watson, a national consulting firm, to assist in the development and validation of our executive compensation and incentive programs in 2022. The Compensation Committee used the recent study to enhance, validate and refine the executive compensation and incentive program for 2022. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” section.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Committee Members	The primary functions of the Nominating and Corporate Governance Committee include:
Barry M. Smith (Chair)	●	assisting the Board in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our Board are expected to possess;

Daren J. Shaw	●	management succession planning;

Ann S. Blouin	●	developing, assessing, and recommending corporate governance policies to our Board;

Number of Meetings in	●	selecting, or recommending that our Board selects, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on our Board occurring between annual meetings of stockholders; and
Fiscal Year 2022:	●	identifying and evaluating individuals qualified to become members of our Board, consistent with criteria approved by our Board and our Nominating and Corporate Governance Committee;
5	●	Overseeing the Company's Environmental, Social and Governance and Diversity, Equity and Inclusion Committee initiatives, goals and practices.

All members of the Nominating and Corporate Governance Committee are independent directors, as such term is defined in the NASDAQ Listing Rules.

QUALITY ASSURANCE AND COMPLIANCE COMMITTEE

Committee Members	The primary functions of the Quality Assurance and Compliance Committee include:
Ann S. Blouin (Chair)	●	overseeing our officers' response, as appropriate, to compliance and quality control issues and corrective actions;

Swati B. Abbott	●	overseeing a system for internal monitoring and auditing of compliance and quality control issues;

John O. Agwunobi	●	designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;

Barry R. Port	●	ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our several subsidiaries;

Suzanne D. Snapper	●	establishing lines of communication for escalating compliance and quality control issues to our Quality Assurance and Compliance Committee and our Board; and

Number of Meetings in	●	overseeing the promulgation, and the updating from time to time as appropriate, of a written corporate compliance program that substantially conforms to the Office of the Inspector General Program Guidance for Nursing Facilities, including written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility.
Fiscal Year 2022:
4

Of the members of the Quality Assurance and Compliance Committee Dr. Blouin, Dr. Agwunobi and Ms Abbott are all independent directors, as such term is defined in the NASDAQ Listing Rules.

AUDIT COMMITTEE

Committee Members	The primary functions of the Audit Committee include:
Daren J. Shaw (Chair)	●	overseeing the company's compliance programs and any legal or regulatory matters that may have a material impact on the Company's financial statements;

Swati B. Abbott	●	overseeing portions of our code of ethics and business conduct that relate to the integrity of our financial reports.

John O. Agwunobi	●	overseeing the functioning of our internal controls and overseeing and participating in the resolution of internal control issues, where identified;

Number of Meetings in	●	reviewing and approving our transactions with related persons;
Fiscal Year 2022:	●	pre-approving audit and permissible non-audit services to be performed by our independent accountants, and the fees to be paid in connection therewith;
5	●	overseeing the engagement, replacement, compensation, qualifications, independence and performance of our independent auditors, and the conduct of the annual independent audit of our financial statements;
	●	overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
	●	overseeing the conduct of our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;
	●	setting the "tone at the top" and emphasizing the importance of an environment that supports integrity in the financial reporting process;
	●	overseeing processes for monitoring auditor independence;
	●	overseeing implementation of new accounting standards;
	●	communicating with the outside auditor on matters related to the conduct of the audit and on critical audit matters expected to be described in the auditor's report; and
	●	reviewing and understanding non-GAAP measures, and related company policies and disclosure controls.

All members of the Audit Committee are independent directors, as such term is defined in the NASDAQ Listing Rules and Rule 10A-3 of the Exchange Act. Each member of our Audit Committee can read, and has an understanding of, fundamental financial statements. Our Board has determined that each of the members of the Audit Committee qualify as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. This designation is a disclosure requirement of the SEC related to Mr. Shaw, Dr. Agwunobi and Ms. Abbott's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Shaw, Dr. Agwunobi and Ms Abbott any duties, obligations or liability that are greater than those generally imposed on them as a member of our Audit Committee and our Board, and their designation as Audit Committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or Board. Representatives of our independent registered public accounting firm and our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.

DIRECTOR COMPENSATION

In fiscal year 2022, our Executive Chairman and Chairman of the Board, Chief Executive Officer and Chief Financial Officer each received their annual salary, which is disclosed in our Executive Compensation section and no additional compensation is paid for serving on the board. Each of our non-employee directors received an annual retainer of $30,000. In addition, each non-employee member of the Board Committees received the following retainers:

	Chair	Member
Committees	Retainer	Retainer
Audit	$30,000	$10,000
Quality Assurance and Compliance	30,000	6,000
Nominating and Corporate Governance	12,000	2,000
Compensation	15,000	3,000

We do not compensate our non-employee directors other than for their service on our Board or Board Committees. Compensation for Board and Board Committee service is partially based upon relevant market data that we obtain by reviewing director compensation by other public companies in the skilled nursing industry and in consultation with Willis Towers Watson. To establish board compensation, our Compensation Committee reviews the published director compensation information of other skilled nursing companies, including National Healthcare Corporation, Amedisys, Inc., Encompass Healthcare Corp., LTC Properties, Inc., Omega Healthcare Investors, Inc., Welltower Inc., Select Medical Holdings Corp., CareTrust REIT Inc. and National Health Investors, Inc. Based on these reviews, the Compensation Committee sets its annual retainers for outside directors and retainers to the chairpersons of each Board Committee at levels that we believe are comparable to the median cash compensation paid to directors of these companies.

During the second quarter of 2022, we retired our 2017 Omnibus Incentive Plan (the 2017 Plan) (such that no further grants would be made under the plan) as a result of the approval and adoption of the 2022 Omnibus Incentive Plan (the 2022 Plan). The 2022 Plan contains an automatic stock grant program for our non-employee directors. Each non-employee director receives a quarterly restricted stock grant on the 15th day of the month following each quarter end and such shares will vest over a three-year period, beginning with the first anniversary of the grant date. Directors elected to fill less than a three-year term will receive a pro rata stock award.

All unvested restricted stock grants will become fully vested on the date any such non-employee director ceases serving on the Board unless such director is removed for cause. Pursuant to the Automatic Stock Grant Program, Board members receiving stock grants must maintain ownership of a minimum of thirty-three percent (33%) of the cumulative shares granted to him or her. Our Board and Compensation Committee considered the total compensation paid to directors of the peer group companies named above in deciding to award these automatic stock awards. However, our Board and Compensation Committee, in consultation with Willis Towers Watson, determined the amount of stock awards based upon what they considered to be an appropriate incentive for board service to our Company, and they did not attempt to base this number upon the amount awarded to directors of these other companies. Our Board has also determined that it may be necessary to provide additional incentives to prospective directors in order to recruit talented leaders to serve on the Board.

None of our directors or director nominees has any agreement or arrangement with any third party that relates to compensation or other payment in connection with that person’s candidacy or service as a director of our company.

The following table sets forth a summary of the compensation earned by our non-employee directors in 2022. Our Executive Chairman, who currently serves as Chairman of the Board, and our Chief Executive Officer and Chief Financial Officer, who each currently serve as a director, do not receive any additional compensation for such director services. Their compensation is disclosed in the Executive Compensation section of this Proxy Statement.

	Fees	Stock	All Other
	Earned	Awards	Compensation	Total
Name	($)	($)(2)	($)	($)
Daren J. Shaw	65,000	282,616	—	347,616
Barry M. Smith	51,000	282,616	—	333,616
Lee A. Daniels(1)	55,000	282,616	—	337,616
Swati B. Abbott	46,000	282,616	—	328,616
Ann S. Blouin	62,000	282,616	—	344,616

(1)Mr. Daniels resigned from our Board effective on January 1, 2023.
(2)This column reflects the total dollar amount to be recognized for financial statement reporting purposes with respect to the fair value of the stock awards granted to each of the directors during the 2022 fiscal year in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation. Compensation expense for stock awards granted to Directors were recognized in full on the date these awards were granted. Awards granted to Dr. Blouin, Ms. Abbott and Messrs. Shaw, Smith and Daniels vest over a three-year period beginning on the first anniversary of the grant date. The table below outlines the details of the stock awards which were granted to directors during the 2022 fiscal year:

Date of Grant	Awards Granted to Each Recipient	Fair Value on Grant Date	Recipients
1/18/2022	875	$77.39	Dr. Blouin, Ms. Abbott and Messrs. Smith, Daniels and Shaw
4/18/2022	875	83.93	Dr. Blouin, Ms. Abbott and Messrs. Smith, Daniels and Shaw
7/15/2022	875	75.33	Dr. Blouin, Ms. Abbott and Messrs. Smith, Daniels and Shaw
10/17/2022	875	86.34	Dr. Blouin, Ms. Abbott and Messrs. Smith, Daniels and Shaw

Communications with Directors
Stockholders who would like to send communications to our Board, any Board Committee or to any individual director may do so by submitting such communications to the Secretary of the Company, Chad A. Keetch, The Ensign Group, Inc., 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Keetch will then distribute such information to our Board and the committee chair for review. Communications received by the Company may be reviewed by Mr. Keetch to ensure appropriate and careful review of the matter.

Code of Conduct and Ethics

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board. The code of ethics and business conduct is available on our website at www.investor.ensigngroup.net/corporate-governance. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

We believe that sustainable development practices and consistent attention to social and governance priorities will help enhance long-term value for stockholders. In addition, our Board of Directors recognizes the importance of our sustainability initiatives and the need to provide effective oversight of those initiatives. In 2021 and under the direction and oversight of the Nominating and Corporate Governance, we formed the Environmental, Social and Governance Committee (the ESG Committee). The ESG Committee’s purpose is to oversee and support the Company’s commitment to social, environmental and other public policy initiatives, including, among other things, climate change impacts, sustainability, and diversity and inclusion. The committee consists of employees across all professional levels and functional areas as well as a member of the Board of Directors. The formation of the ESG Committee is intended to continue the Company's effort to align our corporate governance policies and practices with the long-term interests of our business and our stockholders.

In 2022, we formed the Diversity, Equity and Inclusion (DEI) Committee. Diverse teams improve performance, drive growth and enhance engagement of employees and those they serve. A more inclusive, respectful and equitable workplace where employees and patients feel welcomed and supported reflects our core values. The DEI Committee is charged with implementing programs that enhance diversity, equity and inclusion which provide an opportunity to nurture employee individuality, improve engagement and allow the organization to continue to accomplish its mission to dignify long term care in the eyes of the world.

Environmental Sustainability

We understand the importance of addressing environmental sustainability and have undertaken initiatives to responsibly manage our overall environmental footprint. We have mainly focused on three areas to drive environmental improvements: energy consumption, water use and waste.

We have made, and will continue to make, various capital investments with these three initiatives in mind. We continue to implement energy conservation measures throughout our locations such as light-emitting diode (LED) lighting retrofits, heating, ventilation, and air conditioning (HVAC) upgrades, roofing improvements and changes in community maintenance. In similar ways, our water initiatives include smart controls, leak detection and repair, and behavioral changes, demonstrating our continued efforts to reduce water use. We are continuing our efforts to divert waste generated in our operations through effective recycling and waste reduction measures. Additionally, we partner with our vendors to purchase products and services that help our operations reduce their impact on the environment. For the year ended December 31, 2022, we spent $87.5 million on purchases of property and equipment, which included facility modernization initiatives.

Social Sustainability

We aim to have an enduring impact on the communities in which we live and work by embodying our Company's core values. Elevate Charities is a non-profit organization that is dedicated to elevating the condition and quality of life for members of the senior healthcare community - employees, caregivers, family members, patients and residents. Elevate Charities has three unique funds: Heritage Fund, Heritage Scholarship Fund and the Emergency Fund.

The Emergency Fund is a way of passing the hat to help our Ensign-affiliated family whose lives are affected by tragedy. This program is funded for Company team members by the Company team members. All Company team members can contribute to the fund either through a one-time donation or by recurring payroll deduction. In 2022, over 23,900 or 81% of our employees employed by our affiliated operating subsidiaries contributed to the Emergency Fund. When in need of financial help due to financial hardships such as fire, hurricane, illness, accidents or other crises, team members of their fellow teammates can apply to receive financial assistance. To date, the Emergency Fund program has distributed over 10,900 grants totaling $12.5 million to members of our Ensign-affiliated family in their time of need.

The Heritage Fund and the Heritage Scholarship Fund engage in a mission to enhance the quality of life for seniors in our communities through caring service, fulfilling essential needs and providing education to caregivers. The Heritage Fund helps the caregiver identify specific and practical ways to meet the needs of those under their care. This can help provide a better life, improved experience and greater satisfaction for our aging population. The financial support provided by the Heritage Fund benefits seniors directly. Without this financial support, some seniors would not be able to receive the essential assistance they need. The Heritage Fund bridges the gap between what the healthcare system currently provides and the basic needs of individuals. The fund can provide hearing aids, glasses, dentures, walkers, and other therapies that are not covered under Medicare or Medicaid. In addition, the Heritage Scholarship Fund helps qualified clinical professionals who may not be able to afford to advance in the field of long-term care. Through grants and scholarships, the fund helps these qualified professionals gain the education needed to advance in the field of senior-focused healthcare. The Heritage Scholarship Fund can facilitate larger access, helping more caregivers and healthcare professionals have the information they need. For those who have a passion for senior-focused healthcare and are interested in progressing in their career, the fund can provide the resources needed. In 2022, 62 affiliate employees received $148,000 in scholarship assistance through the Helping our Heritage Scholarship Fund to become licensed nurses and therapists. Since 2019, 146 affiliated employees have received scholarships totaling $326,800.

Beyond these charities, our Company upholds the following policies and philosophies for maintaining and growing our social sustainability and responsibility:

•Human Rights & Responsibilities. We are committed to the dignity and rights of all people, especially those whose lives may be impacted by our operations. Among other things we are dedicated to prohibiting child labor, forced labor and discrimination while promoting the basic dignity of each resident, patient and employee at our facilities. We support our employee's occupational health and safety through providing sanitary facilities, abiding by all health and safety laws, ordinances and regulations governing facility uses and operations, and generally exceed acceptable levels of health and safety.
•Tenant Social Responsibility. Our tenant corporate responsibility aims to assist our triple-net tenants in maintaining, renovating, developing and operating their facilities in a manner consistent with generally accepted standards of sound governance.
•Accessibility to Care. We have dedicated ourselves to providing and transforming dignified post-acute and long-term care and firmly believe accessibility to this care is a human right to everyone. Our facilities aim to be the operation of choice within its local community by providing superior quality, affordable care. We rise to meet the needs of all our patients to ensure reliability and dignity for everyone.
•Human Capital. Our employees are at the heart of our Company and we are committed to their health, professional development and workplace satisfaction. Our core values, which focuses on developing our employees, fostering an ownership mentality and allowing for intelligent risk taking, guide us in our decision making and inspire us to be better people, both professionally and personally. Our philosophies and policies in this regard relate to, among other things, our commitment to maintaining a workplace free of unlawful discrimination, competitive compensation and benefits for our employees, our commitment to employee retention, training, promotion, and engagement and satisfaction.
•Inclusion and Diversity. We believe diversity is key to our success. We are deeply committed to hiring and promoting inclusively, championing pay equity and increasing diverse representation at all levels. Our DEI Committee champions this effort to foster an inclusive culture that gives every employee the opportunity to do the best work of their lives
While we believe we have a good foundation, we are continuing to work in creating a more impactful approach to our sustainability strategy. We know that a focus on sustainability has a positive effect on our communities, employees, caregivers, family members, patients and residents.

Cybersecurity

Our Audit Committee receives quarterly reports on our Information Security and Cyber fraud prevention programs from our Chief Information Security Officer. An Information Security Office has been established by our Chief Information Security Officer, with dedicated cyber security staff focusing on security monitoring, vulnerability management, incident response, risk assessments, employee training, security engineering, and management of cyber security policies, standards, and regulatory compliance. Like many organizations, we align to a Cyber Security Framework and take a Risk based approach during control assessment and implementation. We align to the NIST Cyber Security Framework (NIST CSF), a globally recognized cyber security framework of Policies, Standards, and Controls that comprises of 5 categories of defense – Identify, Protect, Detect, Respond, and Recover. We are committed to the protection of our data, systems, network, and continually invest in enhancements made to mitigate or reduce the impact from a cyber security threat. In addition to our continual control enhancements, we have external impartial third parties perform control audits and cyber security penetration testing, and maintain appropriate cyber security risk insurance.

AMENDMENT TO CERTIFICATE OF INCORPORATION
Proposal 2:
Approval of the Amendment to the Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

Recommendation of the Board:	FOR	✓

Stockholders are being asked to approve an amendment to the Company's Certificate of Incorporation, which is attached as Appendix A to this Proxy Statement, to increase the number of authorized shares of the Company's common stock ("Common Stock") from one hundred million shares (100,000,000) to one hundred and fifty million shares (150,000,000). At its meeting held on March 27, 2023, the Board of Directors approved this amendment, subject to stockholder approval, and directed that this amendment be submitted to a vote of the Company’s stockholders at this Annual Meeting. The Board has determined that this amendment is in the best interests of the Company and its stockholders and recommends approval by the stockholders.
As of March 23, 2023, there were 59,235,915 shares of Common Stock issued out of the 100,000,000 shares authorized. The Company therefore has a ratio of issued shares to authorized shares of 59.2%, leaving 40,764,085 shares available to be issued in the future.

Purpose of Amendment

The Board believes it is in the best interest of our Company to increase the number of authorized shares of common stock in order to give us greater flexibility in considering and planning for future potential business needs.

We have no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock resulting from the proposed increase in authorized shares. The additional shares of common stock will be available for issuance by our Board for various purposes, including but not limited to, providing equity incentives, stock splits, stock dividends, options, financings, potential strategic transactions, including mergers, acquisitions, strategic partnerships, joint ventures, divestitures, and business combinations, as well as other general transactions.

Having this additional authorized common stock available for future use will allow us to issue additional shares of common stock without the expense and delay of arranging a special meeting of stockholders.

Potential Adverse Effects of Increase in Authorized Common Stock
If stockholders approve this Proposal 2, the additional authorized shares of Common Stock will have rights identical to the currently outstanding shares of our Common Stock. The proposed amendment will not affect the par value of the Common Stock, which will remain at $0.001 per share. Approval of this Proposal 2 and issuance of the additional authorized shares of Common Stock would not affect the rights of the holders of currently outstanding shares of our Common Stock, except for effects incidental to increasing the number of shares of our Common Stock outstanding, such as dilution of any earnings per share and voting rights of current holders of Common Stock.
These additional authorized shares of Common Stock could be issued by our Board without further vote of our stockholders except as may be required in particular cases by our Certificate of Incorporation, the Delaware General Corporation Law or other applicable law, regulatory agencies or NASDAQ listing rules. Holders of our Common Stock do not have preemptive rights to subscribe for additional securities that we may issue, which means that current and future stockholders do not have a prior right to participate any issuance of Common Stock, or securities that are convertible into Common Stock, in order to maintain their proportionate ownership interests in the Company.

Our stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law with respect to the proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock and we will not independently provide the stockholders with any such right if the increase is implemented.
The proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock could, under certain circumstances, have an anti-takeover effect. The additional shares of Common Stock that would become available for issuance if this Proposal 2 is approved could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could adopt a “poison pill” which would, under certain circumstances related to an acquisition of our securities not approved by the Board, give certain holders the right to acquire additional shares of Common Stock at a low price, or the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board.
Although this Proposal 2 to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of this Proposal 2 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.
Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote.
This Proposal 2 will be effective upon its approval by our stockholders at the Annual Meeting and is not conditioned upon the approval by our stockholders of any other proposal. As each proposal will be presented to our stockholders at the Annual Meeting in the order presented herein, if this Proposal 2 is approved by our stockholders, it will become effective.
Proposal 3:
Approval of the Amendment to the Certificate of Incorporation to Reflect New-Delaware Law Provisions regarding Officer Exculpation

Recommendation of the Board:	FOR	✓

Background of the Proposal

Exculpation provisions in corporate governing documents generally eliminate individual liability for monetary damages in direct claims of a breach of the duty of care. Our Certificate of Incorporation currently provides for the exculpation of directors but does not correspondingly include a provision that allows for the exculpation of officers. Until August 1, 2022, the Delaware General Corporation Law (DGCL) limited exculpation to directors alone. However, recently enacted legislation in the State of Delaware permits Delaware corporations to include a provision in their certificates of incorporation to exculpate certain officers, consistent with Delaware corporations’ ability to exculpate directors, for personal liability for breach of the duty of care in certain actions.

In light of this change to the DGCL, stockholders are being asked to approve an amendment to Article IX of our Certificate of Incorporation, which is attached as Appendix A to this Proxy Statement, to provide for exculpation of certain of our officers from liability in specific circumstances, as now permitted by Delaware law. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for so limiting an officer’s scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company’s ability to attract and retain talented officers to work on such stockholders’ behalf.

At its meeting held on March 27, 2023, the Board of Directors approved this amendment, subject to stockholder approval, and directed that this amendment be submitted to a vote of the Company’s stockholders at this Annual Meeting. The Board has determined that this amendment is in the best interests of the Company and its stockholders and recommends approval by the stockholders.

Approval of an amendment to the Company's Certificate of Incorporation to provide for exculpation of certain of our officers from liability in specific circumstances requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote.

This Proposal 3 will be effective upon its approval by our stockholders at the Annual Meeting and is not conditioned upon the approval by our stockholders of any other proposal. As each proposal will be presented to our stockholders at the Annual Meeting in the order presented herein, if this Proposal 3 is approved by our stockholders, it will become effective.

Purpose of Amendment

Addressing Rising Litigation and Insurance Costs for Stockholders

Prior to the amendment of the DGCL, stockholder plaintiffs have brought certain claims—which would otherwise be exculpated if brought against directors—against individual officers to avoid dismissal of such claims. The amendment of the DGCL was adopted in part to address rising litigation and insurance costs for stockholders that resulted from the inconsistent treatment under Delaware corporate law of exculpation of directors and officers. Accordingly, this amendment of our Certificate of Incorporation will more closely align the protections available to our officers with those currently available to our directors. In addition, we are not proposing this change to the Certificate of Incorporation in anticipation of any specific litigation confronting the Company; instead, we are proposing this change on a prospective basis to help mitigate potential future harm to the Company and its stockholders.

Enhanced Ability to Attract and Retain Officers

Our Board believes that enhancing our ability to retain and attract experienced officers is in the best interests of the Company, and we should seek to assure such persons that exculpation under certain circumstances is available. We believe that failing to adopt this proposal to amend our Certificate of Incorporation could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company. The protections provided by this amendment have long been available to directors, and the board believes aligning these protections are in the best interests of the Company.

Accordingly, to obtain the benefits we believe would accrue to the Company and our stockholders in the form of an enhanced ability to attract and retain talented officers and address rising litigation and insurance costs, the Board recommends that our stockholders approve the amendment of our Certificate of Incorporation to limit the liability of certain officers of the Company as permitted under Delaware law.

AUDIT MATTERS

Proposal 4:
Approval of Independent Registered Public Accounting Firm

Recommendation of the Board:	FOR	✓

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the year ending December 31, 2023. The affirmative vote of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of Deloitte.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Deloitte for the years ended December 31, 2022 and 2021:

Type of fee	Description	2022	2021

Audit Fees	For the audits of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements, as well as fees incurred in connection with the preparation and filing of registration statements with the SEC.	1,069,782	986,375
All Other Fees	For subscription fees paid to Deloitte for use of accounting research tools.	3,295	3,295
Total		$1,073,077	$989,670

Pre-Approval Policies

Our Audit Committee approved all audit, audit-related, tax and other fees for services performed by our independent registered public accounting firm during the years presented. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. The Audit and Non-Audit Services Pre-Approval Policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the Audit Committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the Audit Committee is required. Specific pre-approval of services is considered at the regular meetings of the Audit Committee. The policy delegates authority to the Chair of the Audit Committee to grant specific pre-approval between regularly scheduled Audit Committee meetings for audit and non-audit services not to exceed $200,000 and other services not to exceed $100,000. The Audit and Non-Audit Services Pre-Approval Policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the Audit Committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company's ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Audit Committee Report

Our Audit Committee has:

•Reviewed and discussed with our management the audited consolidated financial statements as well as the establishment and maintenance of internal controls over financial reporting.
•Discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
•Received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.
•Considered whether the provision of non-audit services provided to us by our independent registered public accounting firm is compatible with maintaining its independence and has discussed with the auditors such auditors' independence.
Based on the review and discussions above, our Audit Committee recommended to our Board that the audited financial statements for the Company's year ended December 31, 2022 be included in our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 2, 2023.

Submitted by Members of the Audit Committee:
•Daren J. Shaw (Chair)
•John O. Agwunobi
•Swati B. Abbott

As provided by SEC Regulation S-K, this Audit Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on our objectives, principles, practices and decisions with regards to the compensation of Christopher R. Christensen, Barry R. Port, Suzanne D. Snapper, Chad A. Keetch and Spencer W. Burton (our "Named Executive Officers").

Say on Pay

At our 2022 Annual Meeting of Stockholders, we submitted our executive compensation program to a vote, on an advisory basis, of our stockholders and received the support of approximately 96.0% of the shares of common stock present and eligible to vote. The Compensation Committee considered the results of this stockholder advisory vote as one of many factors in structuring its compensation practices in 2022. We pay careful attention to any feedback we received from our stockholders regarding our executive compensation, including the say on pay vote. Given the support for the advisory vote on 2021 executive compensation, the Compensation Committee determined the fundamental characteristics of the program should remain intact for 2022.

In consideration of the stockholder vote at our 2022 Annual Meeting of Stockholders, the Board has determined that the Company will hold an advisory vote on executive compensation every year in connection with its annual meeting of stockholders. In accordance with the requirements of the Exchange Act, we are submitting to stockholders an advisory vote on the frequency of say on pay votes at the Annual meeting as set forth in Proposal 6.
Compensation Policy and Objectives
We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, based upon the value each executive officer provides to our company, and designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be correlated to factors that directly and indirectly influence stockholder value, the “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential. In addition, commensurate with our belief that those of our employees who act like owners should have the opportunity to become owners, many of our executive officers have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our stockholders. To that end, it is the view of our Board and Compensation Committee that the total compensation program for executive officers should consist of the following:

•Base salary;
•Annual and other short-term cash bonuses;
•Long-term incentive compensation; and
•Certain other benefits.
The Compensation Committee believes that our executive compensation program has been appropriately designed to provide a level of incentives that do not encourage our Named Executive Officers to take unnecessary risks in managing their respective functions. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success. In addition, we measure performance on a variety of bonus criteria other than our profit to determine an executive's annual incentive compensation award, such as positive survey results, compliance, quality audits, clinical quality standards, positive patient feedback and feedback from other employees regarding such executives' performance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. In combination, the Compensation Committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.

The Compensation Committee’s charter enables the Compensation Committee to retain or obtain the advice of a compensation consultant, legal counsel, or other adviser ("Compensation Adviser"). The Compensation Committee is directly responsible for the appointment, compensation, and oversight of any such Compensation Adviser. In establishing our executive compensation packages, the Compensation Committee has historically reviewed compensation packages of executives of companies in the skilled nursing and other related industries based on publicly available information. Our Compensation Committee has the sole authority to retain and terminate the services of a Compensation Adviser who reports to the Compensation Committee. In the past, our Compensation Committee engaged Willis Towers Watson ("Willis Towers"), a national consulting firm, to assist in the development and validation of our executive compensation and incentive programs. As part of the study, Willis Towers also conducted a peer group analysis and benchmarking assessment on director and executive compensation. The results of this consultation, in combination with the Compensation Committee’s own research and analysis, were a part of the process the Compensation Committee undertook in determining the executive compensation and incentive programs for 2022 (including the grants of equity incentive awards for our executives and directors).
The Compensation Committee may select, or receive advice from, a Compensation Adviser only after taking into consideration the following factors: (i) the provision of other services to the Company by the person that employs the Compensation Adviser, legal counsel or other adviser; (ii) the amount of fees received from the Company by the person that employs the Compensation Adviser, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the Compensation Adviser, legal counsel or other adviser; (iii) the policies and procedures of the person that employs the Compensation Adviser, legal counsel or other adviser that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Compensation Adviser, legal counsel or other adviser with a member of the Compensation Committee; (v) any stock of the Company owned by the Compensation Adviser, legal counsel or other adviser; and (vi) any business or personal relationship of the Compensation Adviser, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company. Based on the consideration of the various factors as set forth in the rules promulgated by the SEC, the Compensation Committee does not believe that its relationship with Willis Towers and the work of Willis Towers on behalf of the Compensation Committee has raised any conflict of interest.
Principal Economic Elements of Executive Compensation
Base Salary.   We believe it is important to pay our executives' salaries within a competitive market range in order to attract and retain highly talented executives. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We have historically validated our compensation decisions by comparing the compensation of executives at other public companies in the skilled nursing industry to the compensation of our executives. Our Compensation Committee reviewed the published compensation of the named executive officers of National Healthcare Corporation, Amedysis, Inc., Encompass Healthcare Corp., LTC Properties, Inc., Omega Healthcare Investors, Inc., Welltower Inc., Select Medical Holdings Corp., CareTrust REIT Inc., and National Health Investors, Inc. We believe that the base salaries and the total compensation of our executives are on the lower end of base salaries and median total compensation of executives with similar positions at comparable companies. Each of our executive's base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our company. The Compensation Committee considered each of these factors in determining the compensation each executive would be paid in 2022. We may elect to change this practice in future years, and periodically in the past, the Compensation Committee has elected to employ a Compensation Adviser to examine our compensation practices. The decision, if any, to materially increase or decrease an executive's base salary in subsequent years will likely be based upon these same factors and others recommended by a Compensation Adviser, if any. Our Compensation Committee makes decisions regarding base salary at the time the executive is hired, and makes decisions regarding any changes to base salary on an annual basis.
Annual Cash Bonuses.  We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance. Historically, in the first quarter of each year, our Compensation Committee identifies the plan's participants for the year and establishes an objective formula by which the amount, if any, of the plan's bonus pool will be determined. The Compensation Committee also has the discretion to allocate the bonus pool among the individual executives prior to the end of the year and any such early allocation will remain subject to further adjustments upon the final determination of the bonus pool calculations during the first quarter of each succeeding year. This formula is based upon adjusted annual earnings before provision for income taxes (EBT), a non-GAAP financial metric. Refer to the reconciliation of adjusted EBT in the Pay versus Performance section within this proxy statement.

The lowest target in 2022 increased by 10.0% from the lowest target in 2021. Our Compensation Committee established the following formula for the bonus pool under the executive compensation plan for 2022 (the "2022 Bonus Pool"):

Adjusted Annual Earnings Before Provision for Income Taxes (EBT) in 2022	2022 Bonus Pool
For EBT up to $36.3 million	$—
For EBT greater than $36.30 million, but less than $43.55 million	EBT between $36.30 million and $43.55 million * 2.5%
For EBT greater than $43.55 million, but less than $50.80 million	EBT between $43.55 million and $50.80 million * 5.0%
For EBT greater than $50.8 million, but less than $58.05 million	EBT between $50.80 million and $58.05 million * 7.5%
For EBT greater than $58.05 million, but less than $71.55 million	EBT between $58.05 million and $71.55 million * 10.0%
For EBT greater than $71.55 million, but less than $97.55 million	EBT between $71.55 million and $97.55 million * 12.5%
For EBT greater than $97.55 million	Amount of EBT over $97.55 million * 15.0%
Based on performance, the formula above is adjusted for the following:
(1) if performance improves between 0-5% from 2021 levels, then the lowest target boundary (baseline) will increase by 150%. If performance improves between 5-10%, then the lowest target boundary will increase by 100%;
(2) if performance declines, then the lowest target boundary will increase by 150%. In addition, for every 1% decline in performance from 2021 levels, the calculated incentive pay-out pool declines by 5%; and
(3) if performance declines by 20% or more, then no incentive will be awarded under the plan

Historically, in the first quarter of the subsequent year, our Compensation Committee subjectively allocates the bonus pool among the individual executives based upon the recommendations of our Chief Executive Officer and the Compensation Committee's determinations regarding each participating executive's contribution to our financial, clinical and governance performance during the preceding year, and value to the organization going forward. The financial measure that our Compensation Committee considers is our adjusted EBT. From time to time and on a discretionary basis, management recommended and the Compensation Committee has historically approved a decrease to the bonus pool by adding back certain expenses including stock-based compensation, excluding gains and other expenses, thus reducing adjusted EBT. The clinical measures that our Compensation Committee considers include our success in achieving successful compliance audits, reduced readmission rates, and Centers for Medicare Services' five-star performance for both the quality metric and survey results. The governance measures that our Compensation Committee considers include succession planning, culture of the organization, strategic organizational development and development of the leadership team throughout the organization. Our Compensation Committee also reviews and considers feedback from other employees regarding each executive's performance. Our Compensation Committee exercises discretion in the allocation of the bonus pool among the individual executives and has, at times, awarded bonuses that, collectively, were less than the bonus pool resulting from the predetermined formula.

The Company did not receive Provider Relief Funding under the CARES Act in 2022. Thus, the Company’s financial results and the 2022 Bonus Pool did not include any CARES Act Provider Relief Funds. Also, at the direction of management, the Compensation Committee excluded the revenue amount of $81.8 million in state relief funds from the 2022 Bonus Pool distribution. In addition, and also at the recommendation of management, the Compensation Committee included all COVID-19-specific expenses thereby reducing the 2022 Bonus Pool distribution. As a result, our executive bonus compensation for the 2022 fiscal year does not include any state relief funds and includes increased expenses related to COVID-19.

Based on the adjusted predetermined formula, the 2022 Bonus Pool was $37.2 million. The management team recommended and the Compensation Committee approved the redirection of all of the contributions of these state relief funds, which were removed from the executive incentive pool, into a special purpose front-line fund. A majority of these front-line funds were later distributed to Elevate Charities, a non-profit organization, and held within the employee emergency fund for certain charitable uses as determined by the Board of Elevate Charities, which does not include any of our Named Executive Officers. This reduced the 2022 Bonus Pool by approximately 36%. Cash incentive performance bonuses for 2022 were allocated to the Named Executive Officers who participated in the executive incentive program as follows: Christopher Christensen, $2,416,642; Barry Port, $5,338,394; Suzanne Snapper, $4,641,419; Chad Keetch, $3,068,614; and Spencer Burton, $3,720,674. Beginning in 2011, we implemented a policy for allocating executive bonus compensation between cash and non-cash compensation, such that if the total executive pool is greater than the then-applicable stated amount in 2022, at the Compensation Committee's discretion for every dollar greater than the stated amount, 75.0% of the incentive will be paid in cash and 25.0% will be paid in vested restricted stock awards. As the 2022 Bonus Pool was greater than the stated amount (which was $5.0 million for 2022), restricted stock awards were granted to the participating Named Executive Officers as follows: Christopher Christensen, $595,502; Barry Port, $1,315,716; Suzanne Snapper, $1,143,937; Chad Keetch, $756,299; and Spencer W. Burton, $917,008. These bonus stock awards are fully vested and subject to one-year transfer restriction.

Each year, our Compensation Committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. Historically, the Compensation Committee has increased the amount of adjusted annual EBT that must be achieved in order to create the same bonus pool as the preceding year which increases the difficulty of receiving the same bonus. The allocation of this bonus pool to the participating executives remains discretionary based upon the Compensation Committee's determination of each participating executive's contribution to our annual performance and value to the organization going forward. The 2022 financial performance goals and bonus pool formula were established by the Compensation Committee consistent with historical practices and guideline validated by Willis Towers to establish our incentive program for 2022. The 2022 plan included specific governance performance goals, which include succession planning, culture of the organization, strategic organizational development and development of the leadership team throughout the organization. In addition, the Compensation Committee has continued the “clawback” policy previously established, which allows our Board to recover performance-based compensation paid to our executives under our executive incentive plan in certain circumstances where there has been a restatement of the Company's financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.
Long-Term Incentive Compensation.  We believe that long-term performance is achieved through an ownership culture. Accordingly, we encourage long-term performance by our executives and other key personnel throughout the organization through the use of stock-based awards. We have adopted equity incentive plans that permit the grant of stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Historically, we have generally issued stock options and restricted stock under these plans.

In order to preserve the link between the interests of executives and other key personnel and those of stockholders, we generally grant stock options to those executives and others who have performed at a high level and have demonstrated qualities of an ownership culture. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the granting of stock-based awards.

Except with respect to grants to our independent directors and other stock grants issued pursuant to the executive incentive plan, the stock options and restricted stock awards that we grant generally vest as to 20% of the shares of common stock underlying the option or restricted stock award on each anniversary of the grant date. If a recipient’s employment with us terminates, then the restricted stock that remains unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation. Until vested, the restricted stock may not be transferred, and vested shares shall be subject to our insider trading policy. Stock options generally have a maximum term of ten years. The grant date of our stock options and restricted stock awards is generally the date our Board or Compensation Committee meets to approve such stock option grants or restricted stock awards. Our Board or Compensation Committee historically has approved stock-based awards at regularly scheduled meetings. Our Board and Compensation Committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement or position change grant; regardless of whether or not our Board or Compensation Committee knows material non-public information on such date. The exercise price of our stock options is the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents. However, the recipients of restricted stock will have the right to vote and to receive any dividends or other distributions paid with respect to their shares of restricted stock, whether vested or unvested.

The Named Executive Officers receiving stock awards issued pursuant to the executive plan will be required to hold them for one year from the grant date in which they are earned. The ownership and restriction on the restricted stock awards will not terminate upon separation of the individual from the Company.

Mr. Christopher Christensen and Mr. Barry Port has made recommendations to our Compensation Committee and Board regarding the amount of stock options and other compensation to grant to our other executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

Although we do not have any formal policy for determining the amount of stock-based awards or the timing of our stock-based awards, we have historically granted stock options or restricted stock to high-performing employees in recognition of their individual achievements and contributions to our company, and in anticipation of their future service and achievements. We may in the future introduce a more formal plan.

Other Compensation.  Our executives are eligible to receive the same benefits that are available to all employees, including the premiums paid to provide life insurance equal to each executive's annual salary and the premiums to provide accidental death and dismemberment insurance. For 2022, Christopher Christensen, Barry Port and Spencer Burton received automobile allowances of $15,900, $11,000 and $10,800, respectively. In addition, Christopher Christensen, Barry Port and Chad Keetch received third-party tax service payments of $14,480, $6,555 and $3,635, respectively.

Non-Qualified Deferred Compensation. The Company implemented non-qualified deferred compensation plan (the DCP) that was effective in 2019 for our executives. The DCP allows participating executives to defer up to 100% of their eligible bonuses. Additionally, the plan allows for the employee deferrals to be deposited into a rabbi trust and the funds are generally invested in individual variable life insurance contracts owned by us that are specifically designed to informally fund savings plans of this nature. This plan was expanded to the executives and other highly compensation employees on January 1, 2020 to allow the deferral of a portion of their base and bonus compensation.

Hedging Transactions

Forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the holder may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company discourages all directors, officers or employees that hold the Company's shares from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board.

Tax Treatment of Compensation

The tax reform legislation signed into law on December 22, 2017 made the following changes to Code Section 162(m), which became effective on January 1, 2018: (1) the annual $1.0 million compensation deduction limit will apply to any individual who served as the Chief Executive Officer or Chief Financial Officer at any time during the taxable year and the three other most highly compensated officers (other than the Chief Executive Officer and Chief Financial Officer) for the taxable year; (2) once an individual becomes a covered employee subject to Code Section 162(m) for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including after termination of employment or even death; and (3) the exemption under Code Section 162(m) for qualified performance-based compensation and commissions will be eliminated (other than with respect to payments made pursuant to certain "grandfathered" arrangements entered into prior to November 2, 2017), so that all compensation paid to a covered employee in excess of $1.0 million will be nondeductible, including post-termination and post-death payments, severance, deferred compensation and payments from nonqualified plans.

Due to the tax reform legislation, and in particular the repeal of Code Section 162(m) performance-based compensation exemption, compensation that is paid from bonus plans, equity compensation awards and other incentive compensation arrangements will now likely count against the Code Section 162(m) annual $1.0 million limit and therefore it is likely that compensation paid to covered employees which exceeds $1.0 million in a given year will not be tax deductible.

The Compensation Committee believes that certain factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of us and our stockholders. For example, the Compensation Committee may approve compensation, such as discretionary cash bonuses or time-vesting restricted stock awards, that will not meet the Section 162(m) requirements in order to, among other things, enable competitive levels of total compensation of our Named Executive Officers.

Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully deductible. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

Alignment of pay with performance

Our executive compensation in 2022 continued to deliver compensation supported by strong, consistent operating and total stockholder return performance. The following charts show CEO total compensation, as disclosed in the Summary Compensation Table (SCT) compared with the value of a $100 investment made in Ensign's stock on December 31, 2017. For 2018, the CEO compensation was related to services from Christopher R. Christensen. Subsequently, Barry R. Port became the Chief Executive Officer, and his CEO compensation is reflected in the years 2019 through 2022.

*Assumes $100 invested on 12/31/17 in stock in index, including reinvestment of dividends.

Since 2018, Ensign has delivered sustained growth, increasing total revenue by $1.3 billion, representing a 14.6% compound annual growth rate (CAGR) while our diluted GAAP earning per share (EPS) from continued operations grew by $2.86, representing a 38.0% CAGR. The value of investment chart only incorporates the value of The Ensign Group, Inc.'s common stock and does not incorporate the value stockholders received in connection with our spin-off of The Pennant Group, Inc. (PNTG) in 2019.

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of March 23, 2023, other than Messrs. Christopher R. Christensen and Barry R. Port and Ms. Suzanne D. Snapper (for whom biographical information is shown under "Ensign's Board of Directors"). Each executive officer serves at the discretion of the Board and the Chief Executive Officer.

Chad A. Keetch	AGE	Position Held Since
Chief Investment Officer, Executive Vice President and Secretary	45	June 2014

Mr. Keetch is responsible for our acquisitions, real estate matters, capital market transactions, investor relations, and new ventures. Mr. Keetch also serves as our Secretary and is responsible for assisting our Board and management with various governance matters. He was appointed as our Executive Vice President and Secretary on June 1, 2014. Prior to 2014, he served as our Vice President of Acquisitions and Business Legal Affairs and Assistant Secretary, where he was responsible for our acquisitions, real estate matters, securities transactions and investor relations. Prior to joining the Company, Mr. Keetch was an attorney at Stoel Rives LLP from September 2008 to March 2010 and Kirkland & Ellis LLP from September 2005 through September 2008, where his practice emphasized mergers and acquisitions, leveraged buyouts, capital markets transactions and corporate governance issues.

Spencer W. Burton	AGE	Position Held Since
President and Chief Operating Officer, Ensign Services, Inc.	44	May 2019

Mr. Burton is responsible for providing consulting services and overseeing our organization's ongoing skilled nursing operations. He has served as the President and Chief Operating Officer of our wholly-owned subsidiary, Ensign Services, Inc., which provides consulting and management services to our skilled nursing and assisted living operations, since May 2019. He previously served as the President of our subsidiary, Pennant Healthcare, Inc., which oversees facilities in the Northwest, since October 2013. As President of Pennant Healthcare and as an operator since 2006, Mr. Burton has successfully operated skilled nursing and senior living facilities, developed leaders and directed the Company's growth efforts across several states.

PAY RATIO DISCLOSURE

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the SEC adopted a rule requiring U.S. publicly-traded companies to disclose the ratio of the annual total compensation of their principal executive officer ("PEO") to that of their median employee. This disclosure is required to be included in this Proxy Statement and requires that our median employee be selected from all employees, including full-time and part-time employees.

Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. While it is common practice in our industry to outsource non-patient functions such as dietary, housekeeping and laundry, it is the Company's practice to keep these functions in-house. Approximately 55% of our total employees consist of dietary aids, housekeepers, cooks, nursing assistants and maintenance staffs. In particular, it is important to bear in mind that we employ approximately 36,000 employees in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin as of December 31, 2022, which will impact the comparability of our PEO pay ratio.

We performed our 2022 pay ratio analysis using the same methodologies, material assumptions, adjustments and estimates as we used in our pay ratio disclosure for 2021.

We calculated our pay ratio in accordance with the Dodd-Frank Act and Item 402(u) of Regulation S-K promulgated by the SEC, to arrive at a reasonable estimate. Our total employee population as of December 31, 2022 was 26,870, which included all full- and part-time employees and excluded employees on leaves of absence, on-call workers and the workforce at operations that we acquired in 2022. Our on-call employees are not regularly scheduled employees, but rather are only scheduled on an as-needed basis. We have approximately 6,500 employees (approximately 18% of our total workforce) that are on-call. We had approximately 2,700 employees across the operations that we acquired in 2022 (approximately 8% of our total workforce).

We identified our median employee by using total 2022 compensation for all individuals, excluding our PEO, who were employed by us on December 31, 2022. In the case of salaried employees, we annualized the salary of those who joined the Company during 2022. For hourly employees that joined the Company in 2022, we annualized the number of weeks worked to determine a 52-week equivalent compensation. We acknowledge that this may not be representative of the actual hours the employees may work during the year and may represent less than or more than the actual wages these individuals may earn during the year. To identify the employee with the median total annual compensation, as well as to determine the annual total compensation of the median employee, we adopted a variety of methodologies, applied certain exclusions, and made estimates based on our payroll and employment records, in a manner consistent with SEC rules. We used taxable wages from January 1, 2022 to December 31, 2022 to identify the median employee. Using this methodology, we determined that our median employee was a part-time, hourly staff member with total compensation of $42,862. This total compensation figure reflects employment on a part-time hourly basis, for which the number of hours can range between one and 31 hours per week, and does not include the potential bonus that full-time, salaried employees are eligible to receive. The figure also is not necessarily representative of the compensation of other post-acute employees or of our overall compensation practices. The wages of part-time employees cannot be translated into a full-time salary for the calculation of the CEO Pay Ratio in accordance with Regulation S-K promulgated by the SEC.

The Company’s PEO is our Chief Executive Officer, Mr. Port, who has been our Chief Executive Officer since May 2019. Based on an annual total compensation of our median employee for 2022 of $42,862, and annual total compensation for our Chief Executive Officer in 2022 as reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement of $8,020,763, the ratio of our Chief Executive Officer annual total compensation to our median employee’s annual total compensation was computed to be 187 to 1.

The SEC's rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in determining the median employee and does not mandate that each public company use the same method. In addition, our compensation philosophy reflects fair pay based on a person's role in the Company, a subjective determination of the market value of that person's job and that person's performance in that position. As a result, the annual total compensation of our median employee is unique to that person and is not an indicator of the annual total compensation of any of our other employees and is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the annual total compensation of our Chief Executive Officer to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.

Compensation Committee Report

Our Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions with management, the Compensation Committee recommended to our Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Submitted by Members of the Compensation Committee:
•Swati B. Abbott (Chair)
•Daren J. Shaw
•Barry M. Smith

As provided by SEC Regulation S-K, this Compensation Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2022 by our Named Executive Officers. For a discussion of the compensation of our directors, see “Director Compensation”.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)

Christopher R. Christensen	2022	571,378	245,451	821,182	2,416,642	37,872	(4)	4,092,525
Co-Founder, Executive Chairman	2021	554,736	211,094	740,592	2,241,291	40,155		3,787,868
and Chairman of Board	2020	538,579	85,142	482,788	1,706,892	36,837		2,850,238

Barry R. Port	2022	502,654	438,305	1,718,716	5,338,394	22,694	(5)	8,020,763
Chief Executive Officer	2021	488,014	422,187	1,582,525	4,906,503	22,243		7,421,472
	2020	473,800	85,142	1,184,695	4,754,985	18,706		6,517,328

Suzanne D. Snapper	2022	415,236	394,475	1,506,637	4,641,419	6,736	(6)	6,964,503
Chief Financial Officer	2021	403,142	379,969	1,406,499	4,341,080	2,265		6,532,955
and Executive Vice President	2020	391,400	85,142	1,006,876	3,982,804	1,851		5,468,073

Chad A. Keetch	2022	376,991	280,515	1,014,219	3,068,614	8,555	(7)	4,748,894
Chief Investment Officer	2021	366,011	253,312	902,276	2,746,018	7,922		4,275,539
and Executive Vice President and Secretary	2020	355,350	85,142	669,891	2,519,789	3,005		3,633,177

Spencer W. Burton	2022	319,623	280,515	1,174,928	3,720,674	16,988	(8)	5,512,728
President and Chief Operating Officer,	2021	310,313	253,312	1,056,519	3,392,175	16,827		5,029,146
Ensign Services, Inc.	2020	301,275	170,283	918,738	3,210,622	12,514		4,613,432

(1)The annual amounts shown are the amounts of total compensation cost which will be recognized over the five-year vesting period related to options to purchase common stock which were granted during fiscal years 2022, 2021 and 2020, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. These awards are not immediately exercisable and vest over five years. For a discussion of valuation and forfeiture assumptions, see Note 17 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(2)The annual amounts shown are the amounts of compensation cost which will be recognized over the five-year vesting period related to restricted stock awards which were granted during fiscal years 2022, 2021 and 2020, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 17 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. In addition, a portion of the bonuses paid under the 2022 executive incentive plan to Christopher Christensen, Barry Port, Suzanne Snapper, Chad Keetch and Spencer Burton of $595,502, $1,315,716, $1,143,937, $756,299 and $917,008, respectively. In 2021, bonuses were paid to Christopher Christensen, Barry Port, Suzanne Snapper, Chad Keetch and Spencer Burton of $535,092, $1,171,525, $1,036,599, $655,676 and $809,919, respectively, and in 2020, bonuses were paid to Christopher Christensen, Barry Port, Suzanne Snapper, Chad Keetch and Spencer Burton of $393,108, $1,095,015, $917,196, $580,211 and $739,378, respectively, was in the form of fully vested stock awards. See further discussion under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation."
(3)The amounts shown in this column constitute the cash bonuses made to certain Named Executive Officers. Christopher Christensen, Suzanne Snapper, Barry Port and Chad Keetch participated in our executive incentive program. These awards are discussed in further detail under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation." The amounts shown include any amounts voluntarily deferred under the Deferred Compensation Plan. See Nonqualified Deferred Compensation below.
(4)Consists of term life insurance and accidental death and dismemberment insurance payments of $1,392, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,525 and Deferred Compensation Plan of $4,575, third-party tax service payments of $14,480 and a car allowance of $15,900.
(5)Consists of term life insurance and accidental death and dismemberment insurance payments of $789, a matching contribution to The Ensign Group, Inc. Deferred Compensation Plan of $4,350, third-party tax service payments of $6,555 and a car allowance of $11,000.
(6)Consists of term life insurance and accidental death and dismemberment insurance payments of $636 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,525 and Deferred Compensation of $4,575.
(7)Consists of term life insurance and accidental death and dismemberment insurance payments of $570, a matching contribution to The Ensign Group, Inc. Deferred Compensation Plan of $4,350, and third-party tax service payments of $3,635.
(8)Consists of term life and accidental death and dismemberment insurance payments of $313, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,525 and Deferred Compensation Plan of $4,350, and a car allowance of $10,800.

Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2022.

		All Other Stock Awards: Number of Shares or Stock Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Options and Stock Awards ($)

Name	Grant Date

Christopher R. Christensen	2/8/2022	7,313	(1)	—	—	535,092
	5/26/2022	2,800		—	—	225,680
	5/26/2022	—		7,000	80.60	245,451	(2)

Barry R. Port	2/8/2022	16,011	(1)	—	—	1,171,525
	5/26/2022	5,000		—	—	403,000
	5/26/2022	—		12,500	80.60	438,305	(2)

Suzanne D. Snapper	2/8/2022	14,167	(1)	—	—	1,036,599
	5/26/2022	4,500		—	—	362,700
	5/26/2022	—		11,250	80.60	394,475	(2)

Chad A. Keetch	2/8/2022	8,961	(1)	—	—	655,676
	5/26/2022	3,200		—	—	257,920
	5/26/2022	—		8,000	80.60	280,515	(2)

Spencer W. Burton	2/8/2022	11,069	(1)	—	—	809,919
	5/26/2022	3,200		—	—	257,920
	5/26/2022	—		8,000	80.60	280,515	(2)

(1)Represents the number of shares of our common stock awarded in lieu of a cash bonus payable under our executive incentive plan in 2022. These shares were fully vested on the grant date. In addition, the value of these shares is included in the 2021 Executive Compensation bonus pool which is already disclosed in the Summary Compensation Table.
(2)The options amounts shown are the aggregate fair value of the stock option awards which were granted under our 2022 Plan in fiscal year 2022, which will be recognized over a five-year vesting period, as a result of adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. These awards are not immediately exercisable and vest over five years. For a discussion of valuation and forfeiture assumptions, see Note 17 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Outstanding Equity Awards at Fiscal Year-End
The following table lists the outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2022.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un- exercisable	Option Exercise Price		Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	(#)(1)	(#)(1)	($)		Date	(#)	($)(2)

Christopher R. Christensen	3,539	—	15.80		5/25/2027	—	—
	—	—	—		—	8,000	756,880
	14,158	9,439	45.34		5/30/2029	3,200	302,752
	2,000	3,000	44.84		5/28/2030	1,200	113,532
	1,250	5,000	82.20		5/27/2031	2,000	189,220
	—	7,000	80.60		5/26/2032	2,800	264,908

Barry R. Port	10,618	—	21.39		7/30/2025	—	—
	5,899	—	15.93		8/31/2026	—	—
	9,438	—	15.80		5/25/2027	—	—
	—	—	—		—	5,000	473,050
	11,326	7,551	45.34		5/30/2029	2,560	242,202
	2,000	3,000	44.84		5/28/2030	1,200	113,532
	2,500	10,000	82.20		5/27/2031	4,000	378,440
	—	12,500	80.60		5/26/2032	5,000	473,050

Suzanne D. Snapper	173,013	—	10.89	(3)	5/29/2024	—	—
	10,618	—	21.39		7/30/2025	—	—
	8,258	—	15.93		8/31/2026	—	—
	8,258	—	15.80		5/25/2027	—	—
	—	—	—		—	6,000	567,660
	10,618	7,079	45.34		5/30/2029	2,400	227,064
	2,000	3,000	44.84		5/28/2030	1,200	113,532
	2,250	9,000	82.20		5/27/2031	3,600	340,596
	—	11,250	80.60		5/26/2032	4,500	425,745

Chad A. Keetch	36,263	—	10.89	(3)	5/29/2024	—	—
	10,618	—	21.39		7/30/2025	—	—
	8,258	—	15.93		8/31/2026	—	—
	8,258	—	15.80		5/25/2027	—	—
	—	—	—		—	5,000	473,050
	7,079	4,719	45.34		5/30/2029	1,600	151,376
	2,000	3,000	44.84		5/28/2030	1,200	113,532
	1,500	6,000	82.20		5/27/2031	2,400	227,064
	—	8,000	80.60		5/26/2032	3,200	302,752

Spencer W. Burton	5,899	—	18.47		2/4/2025	—	—
	10,618	—	21.39		7/30/2025	—	—
	5,899	—	16.60		5/26/2026	—	—
	5,899	—	15.93		8/31/2026	—	—
	4,719	—	15.80		5/25/2027	—	—
	3,775	944	22.49		2/16/2028	320	30,275
	7,551	1,887	31.03		5/31/2028	640	60,550
	10,618	7,079	45.34		5/30/2029	2,400	227,064
	4,000	6,000	44.84		5/28/2030	2,400	227,064
	1,500	6,000	82.20		5/27/2031	2,400	227,064
	—	8,000	80.60		5/26/2032	3,200	302,752

(1)Options vest in equal annual installments (20% each year) over a five-year term on the anniversary of the date of grant with the exercised portion of partially exercised options vesting prior to the unexercised portion of such options.
(2)The market value of these shares at December 31, 2022 was $94.61.
(3)These were stock option awards granted as part of the special bonus related to the spin-off of the real estate company in 2014.

Option Exercises and Stock Vested

The following table provides information for our Named Executive Officers about options that were exercised and restricted stock that vested in 2022.

	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value Realized on vesting ($)(2)

Name

Christopher R. Christensen	121,507	9,395,754	17,813	1,387,997

Barry R. Port	—	—	24,331	1,847,011

Suzanne D. Snapper	25,949	2,044,549	23,227	1,772,164

Chad A. Keetch	—	—	16,321	1,252,880

Spencer W. Burton	—	—	14,949	1,124,988

(1)The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is the closing price of our common stock on the date of exercise. Shares exercised were granted with grant dates from 2013 to 2017.
(2)The value realized on the vesting of restricted stock awards is equal to the number of shares vested multiplied by the market price of our common stock. The market price is the closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation

During fiscal year 2019, the Company implemented non-qualified deferred compensation plan (the DCP) that was effective in 2019 for certain executives. The plan was then offered to other highly compensated employees, which went into effect on January 1, 2020. These individuals are otherwise ineligible for participation in the Company's 401(k) plan. The DCP allows participating employees to defer the receipt of a portion of their base compensation and certain employees up to 100% of their eligible bonuses. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, such as, financial hardship event, existing payment elections may be changed. The amounts deferred are credited with earnings and losses based upon the actual performance of the deemed investments selected by the participant. The rate of return for each participant varies depending on the specific investment elections made by the participant. Additionally, the plan allows for the employee deferrals to be deposited into a rabbi trust and the funds are generally invested in individual variable life insurance contracts owned by us that are specifically designed to informally fund savings plans of this nature.

The following table shows contributions and earnings during fiscal year 2022 and the account balances as of December 31, 2022, for our named executive officers under the deferred compensation plan. All of the contributions that are reported in the table below were already included in the Summary Compensation Table.

	Executive Contributions in 2022 ($)(1)	Company Contribution in 2022 ($)	Aggregate Losses in 2022 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2022 ($)

Name

Christopher R. Christensen	1,383,657	4,575	(900,281)	—	5,771,971	(2)

Barry R. Port	1,073,839	4,350	(340,096)	—	2,982,866	(3)

Suzanne D. Snapper	1,118,516	4,575	(295,884)	—	2,662,569	(4)

Chad A. Keetch	613,723	4,350	(39,794)	—	1,842,305	(5)

Spencer W. Burton	913,270	4,350	(438,315)	—	3,296,259	(6)

(1) These amounts are included in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table for fiscal 2022, which is in the year earned but contributed in the deferred compensation plan in the year paid. Executive contributions also include 401(k) plan restoration contributions made by participants, which are not included in the Summary Compensation Table.
(2) $1,120,645 and $853,446 of this amount was reported as bonus compensation to Mr. Christensen in the Summary Compensation Table for fiscal years 2021 and 2020, respectively.
(3) $944,520 and $501,000 of this amount was reported as bonus compensation to Mr. Port in the Summary Compensation Table for fiscal years 2021 and 2020, respectively.
(4) $995,270 and $721,561 of this amount was reported as bonus compensation to Ms. Snapper in the Summary Compensation Table for fiscal year 2021 and 2020, respectively.
(5) $549,204 and $377,968 of this amount was reported as bonus compensation to Mr. Keetch in the Summary Compensation Table for fiscal years 2021 and 2020, respectively.
(6) $946,087 and $861,505 of this amount was reported as bonus compensation to Mr. Burton in the Summary Compensation Table for fiscal years 2021 and 2020, respectively.

Change-in-Control and Severance Disclosure

We have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our Named Executive Officers, changes in their compensation or a change in control. However, the administrator of our equity incentive plans has the authority to accelerate the vesting of options and restricted stock, in certain circumstances, subject to the terms of the plans.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Ms. Swati B. Abbott and Messrs. Daren J. Shaw and Barry M. Smith. None of the members of our Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2022 has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers on our Board or Compensation Committee.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (the "PvP Rules"), we are providing the following: (1) tabular compensation and performance disclosure for 2020, 2021 and 2022; (2) an unranked list of three performance measures that the Company considers to be its most important measures used to align compensation actually paid to the NEOs for 2022 to Company performance, and (3) additional disclosure relative to the relationship between the "Compensation Actually Paid" ("CAP") set forth in the Pay versus Performance ("PvP") Table and each of the performance metrics set forth in the PvP Table and between the Company's and the Peer Group TSR in each case over from 2020 to 2022.

Pursuant to the PvP Rules, the PvP Table (set forth below) is required to include, for each year, the CAP for the PEO and the average CAP for non-PEO NEOs. CAP represents a new calculation of compensation that differs significantly from the Summary Compensation Table ("SCT") calculation of compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the Compensation Discussion and Analysis. For example, the CAP calculation for a given year includes the change in fair value of multiple years of equity grants that are outstanding and unvested during the year, whereas the Summary Compensation Table calculation includes only the grant date fair value of equity awards that are granted during the year. These differences result in a CAP calculation that may be higher or lower than the corresponding Summary Compensation Table calculation, and that also may be more significantly impacted by changes in stock price. It is also important to note that outstanding equity awards may be represented in more than one year of the PvP Table. Equity grants constitute a meaningful portion of compensation for the PEO and NEOs. The value of equity grants will not be realized before the applicable restriction periods and the ultimate value of such awards is subject to changes in stock price and ultimate exercise decisions of the individual participants.

Pay versus Performance Table

	SCT Total for PEO ($)(1)(b)	CAP to PEO ($)(2)(c)	Average SCT Total for Non-PEO NEOs ($)(3)(d)	Average CAP to Non-PEO NEOs ($)(4)(e)	Value of Initial Fixed $100 Investment based on:		Net income ($ in 000s) (7)(h)	Adjusted EBT ($ in 000s) (8)(i)
Year (a)					Total Stockholder Return ($)(5)(f)	Peer Total Stockholder Return ($)(6)(g)

2022	8,020,763	8,001,750	5,329,663	5,377,792	210.40	87.81	224,681	314,608

2021	7,421,472	7,480,916	4,906,377	5,107,759	186.25	103.32	194,652	280,373

2020	6,517,328	7,486,367	4,141,230	5,393,718	161.37	98.69	170,478	233,992

(1)The dollar amounts reported in column (a) represent the amounts of total compensation for our PEO, for each corresponding year in the "Total" column of the Summary Compensation Table. Refer to "Summary Compensation Table" in the proxy statement.
(2)The dollar amounts reported in column (b) represent the amount of CAP to our PEO, as computed in accordance with PvP Rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Port during the applicable year. In accordance with PvP Rules, the following adjustments were made to our PEO's total compensation for each year to determine our PEO's CAP:

	SCT Total for PEO ($)	Equity Deductions from SCT Total ($)(a)	Equity Additions to SCT Total ($)(b)	Pension Additions to SCT Total ($)	CAP ($)
Year

2022	8,020,763	(2,157,021)	2,138,008	N/A	8,001,750

2021	7,421,472	(2,004,712)	2,064,156	N/A	7,480,916

2020	6,517,328	(1,269,837)	2,238,876	N/A	7,486,367

a.The amounts in this column represent the grant date fair value of equity-based awards granted during each year. Pursuant to the requirements of Item 402(c)(2)(v) and (vi) of Regulation S-K, the Summary Compensation Table is required to include only those equity awards granted during the particular year. These equity awards are generally made in the second quarter of the year. In addition, awards are issued in the first quarter based on the executive bonus pool.
b.The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

	Year End Fair Value of Current Year Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Equity Additions to SCT Total ($)
Year

2022	648,175	354,762	1,171,525	(40,726)	—	4,272	2,138,008

2021	441,800	367,555	1,095,015	155,053	—	4,733	2,064,156

2020	286,240	1,153,160	791,867	2,189	—	5,420	2,238,876

(3)The dollar amounts reported in column (c) represent the average of the amounts reported for the Company's NEOs as a group, excluding our PEO, who has served as our CEO since May 2019, for each corresponding year in the "Total" column of the Summary Compensation Table. The names of each of the NEOs (excluding our PEO) included for purposes of calculating the average amounts in each of the years presented are Christopher R. Christensen, Suzanne D. Snapper, Chad A. Keetch and Spencer W. Burton.
(4)The dollar amounts reported in column (d) represent the average amount of CAP to the NEOs as a group (excluding Mr. Port) as computed in accordance with PvP Rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Port) during the applicable year. In accordance with PvP Rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Port) for each year to determine the CAP, using the same methodology described above in Note 2:

	SCT Total for PEO ($)	Equity Deductions from SCT Total ($)	Equity Additions to SCT Total ($)(a)	Pension Additions to SCT Total ($)	CAP ($)
Year

2022	5,329,663	(1,429,481)	1,477,610	N/A	5,377,792

2021	4,906,377	(1,300,893)	1,502,275	N/A	5,107,759

2020	4,141,230	(876,001)	2,128,489	N/A	5,393,718

a.The amounts deducted or added in calculating the total average equity award adjustments are as follows:

	Year End Fair Value of Current Year Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Equity Additions to SCT Total ($)
Year

2022	444,000	314,460	759,322	(43,919)	—	3,747	1,477,610

2021	287,170	385,522	657,473	167,599	—	4,511	1,502,275

2020	357,800	1,183,431	573,878	8,070	0	5,310	2,128,489

(5)Cumulative TSR reported in column (f) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.
(6)Peer TSR reported in column (g) is the weighted peer group TSR, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. The current composition of our peer group is as follows: Amedysis, Inc., CareTrust REIT Inc., Encompass Healthcare Corp., LTC Properties, Inc., National Healthcare Corporation, National Health Investors, Inc., Omega Healthcare Investors, Inc., Select Medical Holdings Corp. and Welltower Inc.
(7)The dollar amounts reported in column (h) represent the amount of GAAP Net Income reflected in the Company's audited financial statements for the applicable year.
(8)Adjusted annual earnings before provision for income taxes (EBT) reported in column (i) is defined at page 20 of this proxy statement, under "Compensation Discussion and Analysis". While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBT is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to the Company’s NEOs, for the most recently completed fiscal year, to company performance. We have included the Adjusted EBT financial measure (which is a non-Generally Accepted Accounting Principles (GAAP) financial metric) in our proxy statement as we believe that this measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and its investors in analyzing our ongoing business and operating performance. Consequently, we use this non-GAAP financial measure as an indicator of business performance, as well as for operational planning and decision-making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The following Non-GAAP adjustments (all presented in thousands) are made to GAAP EBT of $289,089, $258,004 and $217,606, respectively, for the years ended December 31, 2022, 2021 and 2020: (i) stock based compensation of $22,720, $18,678 and $14,524, respectively, (ii) results related to operations not at full capacity of $0, $657 and $1,499, respectively, (iii) other income - gain on sale of a business of $0, $902 and $0, respectively, (iv) cost of services - gain on sale of assets and business interruption recoveries of $4,380,000, $2,365,000 and $0, respectively, (v) cost of services - legal finding of $4,552, $0 and $0, respectively, (vi) interest expense - write off of deferred financing fees of $566, $0 and $0, respectively, (vii) cost of services - acquisition related costs of $669, $384 and $104, respectively, (viii) depreciation and amortization - patient base of $320, $42 and $259, respectively, (ix) general and administrative - legal, transaction and other costs of $0, $5,689 and $0, respectively, and (x) general and administrative - costs incurred related to new systems implementation of $1,072, $186 and $0, respectively. We encourage each stockholder to read the full financial analysis for the year ended December 31, 2022 contained in our Annual Report on Form 10-K and press release contained in our Form 8-K, both filed with the SEC on February 2, 2023.

Pay versus Performance Table

As described in further detail in the Compensation Discussion and Analysis set forth in this proxy statement, the Company's executive compensation program is designed to be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis. The “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential and is correlated to factors that directly and indirectly influence stockholder value.

The three performance measures listed below represent an unranked list of the "most important" performance measures that the Company used to align CAP to the NEOs for 2022 and company performance. While these financial measures are the most important measures the company used to align CAP to the NEOs for 2022 and company performance, additional financial and other factors were also used to align pay and performance, as further described in the Compensation Discussion and Analysis section of this proxy statement.

The most important performance measures are:

•Adjusted EBT
•Adjusted EBITDA
•Adjusted EBITDAR

These performance measures are non-GAAP financial metrics. A reconciliation of the GAAP financial metric to non-GAAP financial metric for Adjusted EBT is provided in Note 8 in the PvP Table within this proxy statement. A reconciliation for Adjusted EBITDA and Adjusted EBITDAR are provided within our Annual Report on Form 10-K and press release in our Form 8-K, both filed with the SEC on February 2, 2023.

Relationship Between CAP and Financial Performance

In accordance with PvP Rules, the Company is providing the following descriptions of the relationships between information presented in the PvP Table.

Compensation Actually Paid and Net Income
The following graphs depict the relationship between Net Income and CAP to the Company's PEO and the NEOs, respectively.
Compensation Actually Paid and Adjusted EBT
The following graphs depict the relationship between Adjusted EBT and CAP to the Company's PEO and the NEOs, respectively.
Compensation Actually Paid and Adjusted EBITDA
The following graphs depict the relationship between Adjusted EBITDA and CAP to the Company's PEO and the NEOs, respectively.

Compensation Actually Paid and Adjusted EBITDAR
The following graphs depict the relationship between Adjusted EBITDAR and CAP to the Company's PEO and the NEOs, respectively.

Compensation Actually Paid and TSR
The following graphs depict the relationship between the value of an initial $100 investment in ENSG on December 31, 2019 based on TSR compared to the CAP and SCT pay for the Comany's PEO and NEOs, respectively.

EQUITY COMPENSATION PLAN INFORMATION

During the second quarter of 2022, we retired our 2017 Omnibus Incentive Plan (the 2017 Plan) (such that no further grants would be made under the plan) as a result of the approval and adoption of the 2022 Plan. The following table provides information about equity awards under all of our equity compensation plans as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation for the 2017 Plan approved by security holders	2,489,002	$51.95	—	(1)
Equity compensation for the 2022 Plan approved by security holders	413,250	$88.12	2,860,595	(2)
Total	2,902,252	$36.60	2,860,595

(1)The 2017 Plan was retired during the second quarter of 2022.
(2)Represents the number of shares that remained available for issuance under the 2022 Plan as of December 31, 2022. As of March 23, 2023, 2,428,700 shares remained available for issuance under the 2022 Plan.

Proposal 5:
Advisory Vote on Named Executive Officer Compensation

Recommendation of the Board:	FOR	✓
The Dodd-Frank Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

For example:

•We discourage excessive risk-taking by our employees by establishing compensation policies and programs that balance short-term incentives with long-term growth.
•Bonuses are based on multiple performance metrics that are consistent with our long-term goals. In particular, annual bonuses are based on the achievement of certain financial performance goals tied to our overall performance and individual performance goals include succession planning, culture of the organization, strategic organizational development and development of the leadership team throughout the organization. We believe that this balanced approach discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health.
•Management or the Compensation Committee, as applicable, generally has discretion to adjust annual incentive compensation upward or downward for quality of performance and other factors other than our financial performance. The Compensation Committee can award bonuses that are less than the bonus amount resulting from the predetermined formula it establishes as a result of not achieving our goals regarding clinical performance and, governance objectives, and allocate such award bonuses it to other members of management.
•Our long-term equity incentive awards are designed to directly align the interests of our employees with long-term stockholder interests. We encourage long-term performance by our executives and employees at every level in the organization through the use of stock-based awards with five year vesting schedules. We believe that long-term performance is achieved through an ownership culture and that equity incentive awards reward performance without incentivizing inappropriate risk-taking.
•Beginning in 2011, we implemented a policy for allocating executive bonus compensation between cash and non-cash compensation. Under this policy, if the total executive pool is greater than the then-applicable stated amount, for every dollar greater than the stated amount, 75% of the incentive will be paid in cash and 25% will be paid in fully vested restricted stock awards.
•Compliance team members perform frequent financial reviews on operational results in accordance with the OIG prescribed compliance program.
•Our Compensation Committee has adopted a “clawback” policy that allows our Board to recover performance-based compensation paid to our executives where there has been a restatement of our financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.
•Our Compensation Committee adopted specific governance performance goals, which include succession-planning and establishing a team made up of members of the Board.
•We periodically benchmark our compensation programs and overall compensation structure with other public companies.
•Our Compensation Committee oversees our compensation policies and practices and is responsible for reviewing and approving compensation of our executive officers. Additionally, these policies and practices are reviewed by our compliance team.

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee.

We are currently conducting this advisory vote, commonly known as a "say-on-pay" vote, every year.

Accordingly, we are asking our stockholders to vote approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and disclosure.

Proposal 6:
Advisory Vote on the Frequency of Advisory Votes on Executive Officer Compensation

Recommendation of the Board:	For One Year	✓

The Dodd-Frank Act also provides that stockholders be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as provided for in Proposal 5 above. By voting on this Proposal 6, stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, stockholders may abstain from voting. The Dodd-Frank Act requires us to hold an advisory vote on frequency at least once every six years.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs once every one year is the most appropriate alternative for us. In formulating its recommendation, our Board of Directors considered that an annual advisory vote will allow the effectiveness of our compensation program to be judged over time. It is important that our executive compensation programs support our long-term business strategy and drive long-term financial performance, which are more appropriately assessed in a one-year timeframe. A one-year interval will provide the most effective timeframe for us to assess stockholder feedback, engage with stockholders to understand the vote results and implement changes to our compensation program that are responsive to stockholder concerns. Therefore, our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

We are asking our stockholders to approve, on an advisory basis, how frequently we should seek future advisory votes on the compensation of our named executive officers and stockholders may choose the option of one year, two years, three years or abstaining. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Unless instructed to the contrary, the shares represented by proxies will be voted FOR an annual advisory vote on executive compensation. This advisory vote is not binding on us or our Board of Directors. However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation. Because this vote is advisory and not binding on us or our Board of Directors, the Board of Directors may decide that it is in the best interests of the Company and our stockholders to hold an advisory vote on executive compensation less frequently than the option approved by our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 23, 2023 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 23, 2023 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 55,867,237 shares of common stock outstanding as of March 23, 2023. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class

Named Executive Officers And Directors:
Christopher R. Christensen(2)	1,344,211	2.4%
Barry R. Port(3)	232,421	*
Suzanne D. Snapper(4)	475,384	*
Chad A. Keetch(5)	160,059	*
Spencer W. Burton(6)	111,861	*
Daren J. Shaw(7)	54,338	*
Barry M. Smith	27,375	*
Ann S. Blouin	16,427	*
Swati B. Abott	11,817	*
John Agwunobi	875	*
All Executive Officers and Directors as a Group (10 Persons)(8)	2,434,768	4.4%
Five Percent Stockholders:
Blackrock, Inc.(9)	9,664,157	17.3%
The Vanguard Group(10)	6,382,080	11.4%
Wasatch Advisors, Inc.(11)	5,055,758	9.0%

* Indicates Less than 1%
(1)Includes shares of restricted stock that have vested for the Named Executive Officers. All restricted stock awards granted to the Board are treated as outstanding as all unvested restricted stock grants will become fully vested on the date any such non-employee director ceases serving on the Board unless such director is removed for cause. Restricted stock may not be disposed of until vested and is subject to repurchase by us upon termination of service to us. We do not treat restricted stock awards as outstanding until such shares have vested, except for the Board.
(2)Represents 963,944 shares held by Hobble Creek Investments, LLC, of which Christopher Christensen is the sole member, 65,218 shares held by Mr. Christensen directly, stock options to purchase 20,947 shares of common stock that are currently exercisable by Mr. Christensen or exercisable within 60 days after March 23, 2023, 122,702 held by The Christensen, Christopher & Claudia Trust for which Christopher is trustee; 168,400 held by the The Christopher R. Christensen 2020 Irrevocable Trust for which the sole trustee is Mr. Christensen's spouse, and 3,000 shares held by Mr. Christensen's former spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Christensen's former spouse holds voting and investment power over the shares held for their children.
(3)Represents 108,511 shares held by the Barry and Michelle Port Trust dated January 12, 2011, 82,129 shares held by Mr. Port directly and includes stock options to purchase 41,781 shares of common stock that are currently exercisable or exercisable within 60 days after March 23, 2023.
(4)Represents 59,015 shares held by the Eric and Suzanne Snapper Family Trust, 221,884 shares held by Ms. Snapper directly and includes stock options to purchase 194,485 shares of common stock that are currently exercisable or exercisable within 60 days after March 23, 2023.
(5)Represents 86,083 shares held by Mr. Keetch directly and includes stock options to purchase 73,976 shares of common stock that are currently exercisable or exercisable within 60 days after March 23, 2023.
(6)Represents 50,581 shares held by Mr. Burton directly and includes stock options to purchase 61,422 shares of common stock that are currently exercisable or exercisable within 60 days after March 23, 2023.
(7)Includes stock options to purchase 16,463 shares of common stock that are currently exercisable or exercisable within 60 days after March 23, 2023.
(8)Includes stock options to purchase an aggregate of 409,074 shares of common stock that are currently exercisable or exercisable within 60 days after March 23, 2023.
(9)Represents beneficial ownership as of December 31, 2022 as reported on Schedule 13G/A filed by Blackrock, Inc. on January 26, 2023, which indicates that Blackrock, Inc. has sole voting power with respect to 9,466,314 shares of common stock and sole dispositive power with respect to 9,664,157 shares of common stock. The business address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.
(10)Represents beneficial ownership as of December 31, 2022 as reported on Schedule 13G/A filed by The Vanguard Group on February 9, 2023, which indicates that The Vanguard Group has sole voting power with respect to 0 shares of common stock, shared voting power of 90,689 shares of common stock, sole dispositive power with respect to 6,237,398 shares of common stock, and shared dispositive power of 144,682 shares of common stock. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern PA 19355.
(11)Represents beneficial ownership as of December 31, 2022 as reported on Schedule 13G/A filed by Wasatch Advisors, Inc. on February 8, 2023, which indicates that Wasatch Advisors, Inc. has sole voting power and sole dispositive power with respect to 5,055,758 shares of common stock. The business address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, Utah 84108.

DELINQUENT SECTION 16(a) REPORTS
Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based on our review of reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for fiscal year 2022 were complied with by each person who at any time during the 2022 fiscal year was a director or an executive officer or held more than 10% of our common stock, except for the following: one late Form 4 in connection with two transactions for Ms. Beverly B. Wittekind.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2022, there has not been, nor is there any proposed transaction in which we were or will be a party, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in "Executive Compensation" section and the transactions described below.

Family Relationships

Clayton Christensen is the brother of our Executive Chairman and Chairman of the Board, Christopher R. Christensen. Mr. Clayton Christensen has served as our Chief Human Capital Officer since September 2016. As Chief Human Capital Officer, Mr. Clayton Christensen is responsible for our recruiting and retention programs as well as our training and professional growth program, a key element of our talent-driven management approach. From January 1, 2022 through December 31, 2022, Mr. Clayton Christensen earned a total cash compensation of $855,364. Total compensation included a bonus of $600,000, which was earned in 2022. On February 18, 2022 and May 26, 2022, we granted Mr. Clayton Christensen 1,200 restricted stock awards with a fair value of $79.79 and $80.60 per share, respectively, that vests over a five-year period from the grant date for aggregate stock compensation of $95,748 and $96,720, respectively. Additionally, we granted him 3,000 stock options on February 18, 2022 and on May 26, 2022.

Ryan Ross is the brother-in-law of our Chief Investment Officer, Chad A. Keetch. Mr. Ryan Ross has served as our Executive Director to one of our independent operating subsidiaries since April 2021. As Executive Director, Mr. Ryan Ross is responsible for managing the operations of the independent operating subsidiary in order to provide excellent patient care. His responsibilities include coordinating and providing leadership to the clinical, managerial and custodial teams. From January 1, 2022 through December 31, 2022, Mr. Ryan Ross earned a total compensation of $173,388. Total cash compensation included a bonus of $68,694, which was earned in 2022. On August 25, 2022, we granted Mr. Ryan Ross 1,000 restricted stock awards with a fair value of $90.50 per share that vests over a five-year period from the grant date for aggregate stock compensation of $90,500. Additionally, we granted him 1,000 stock options on August 25, 2022.

Indemnification Provisions

We have entered into indemnification agreements with each of our directors, officers and certain key employees. These indemnification agreements, along with our Certificate of Incorporation and Bylaws, require us to indemnify such persons to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Audit Committee does and will continue to review potential conflict of interest situations and any future proposed transaction, or series of transactions, with related persons on an ongoing basis, and either approve or disapprove each reviewed transaction or series of related transactions with related persons. On August 14, 2007, we adopted a written policy and set of procedures with respect to related person transactions (the "Related Person Transaction Policy"), which includes specific provisions for the approval of related person transactions. Pursuant to the Related Person Transaction Policy, a "related person transaction" is defined as a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest therein. Related person transactions include any existing or currently proposed transaction or series of similar transactions for which disclosure under Item 404(a) of SEC Regulation S-K is mandated. The term “related person” under SEC rules means, at the applicable time, (a) any director or executive officer of the Company, (b) any nominee to the Board of Directors, (c) any beneficial owner of more than 5% of Pennant stock, and (d) any immediate family member (as defined by SEC rules) of any of those directors, executive officers, nominees, or beneficial owners. An indirect material interest can arise from a related person’s position or relationship with a firm, corporation, or other entity that engages in a transaction with the Company).

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the Chair of our Audit Committee, whereupon the Chair of our Audit Committee will report to the Audit Committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions, pursuant to the Related Person Transaction Policy, the Audit Committee, or its Chair, considers all information that the Audit Committee, or its Chair, believes to be relevant and important to a review of the transaction and approves only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the Audit Committee or its Chair. Pursuant to the Related Person Transaction Policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the Related Person Transaction Policy, no member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.
In accordance with the Related Person Transaction Policy, the Audit Committee has reviewed and approved the compensation payable to Clayton Christensen. For additional information see “Certain Relationships and Related Party Transactions – Family Relationships” above.
There has been no transaction since January 1, 2022 that is required to be reported under Item 404(a) but that did not require review and approval or ratification under the Related Person Transaction Policy or for which the Related Person Transaction Policy was not followed.

STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Stockholder proposals pursuant to Rule 14a-8 that are intended to be presented at our 2024 Annual Meeting of Stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 8, 2023, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal or a nomination for director to be presented at the annual meeting is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2024 Annual Meeting of Stockholders, it should be properly submitted to the corporate Secretary no earlier than February 18, 2024 and no later than March 19, 2024. However, in the event that no annual meeting of stockholders was held in the previous year or the annual meeting of stockholders is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day prior to such annual meeting of stockholders and not later than the close of business on the 60th day prior to such annual meeting of stockholders, or not later than the close of business on the 10th day following the date on which we publicly disclose the date of the annual meeting of stockholders, whichever occurs first. In addition to satisfying the requirements under our Bylaws with respect to advance notice of any director nomination, any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 for the 2023 annual meeting of stockholders must provide the required notice of intent to solicit proxies to the Corporate Secretary at the address below no later than March 19, 2024.

Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2024 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 21, 2024, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 21, 2024, and the matter nonetheless is permitted to be presented at the 2024 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chair of the 2023 Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the 2023 Annual Meeting. If any other matters should properly come before the 2023 Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the proxy provided and date, sign, and return it promptly. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains a website that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this Proxy Statement, is not considered proxy solicitation material and is not incorporated by reference herein.

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability of Proxy Materials, 2022 Form 10-K, and Proxy Statement until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces our printing costs and postage fees. Stockholders who participate in householding will continue to have access to and may utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to receive a separate copy of our Notice of Internet Availability, 2022 Form 10-K, or Proxy Statement, please submit a request to our Secretary, at our principal executive offices at 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675, and we will promptly send such materials to you at no cost. You may also contact our Secretary at the address above if you receive multiple copies of our proxy materials and you would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings. Beneficial owners can request information about householding from their bank, broker, or other nominee.
A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON FEBRUARY 2, 2023, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO MR. CHAD A. KEETCH, SECRETARY, THE ENSIGN GROUP, INC., 29222 RANCHO VIEJO ROAD, SUITE 127, SAN JUAN CAPISTRANO, CALIFORNIA 92675. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

Appendix A

CERTIFICATE OF AMENDMENT
TO THE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THE ENSIGN GROUP, INC.

The Ensign Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.The name of the corporation is The Ensign Group, Inc. (the “Corporation”).

2.The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended, in the sections noted below, as follows:

A.The first sentence of Article IV is hereby amended and restated in its entirety to read as follows:

“The total number of shares of capital stock the Corporation is authorized to issue is One Hundred Fifty One Million (151,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.001 per share (the ”Common Stock”), and One Million Five Hundred Thousand (1,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).”

B. Section A of Article IX is hereby amended and restated in its entirety to read as follows:

“To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. For purposes of this Article IX, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as the same exists or as may hereafter be amended.”

3.The foregoing amendment to the Corporation’s Fifth Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.The foregoing amendment to the Corporation’s Fifth Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

A-1

PROXY
THE ENSIGN GROUP, INC.
29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675
ANNUAL MEETING OF STOCKHOLDERS, THURSDAY, MAY 18, 2023
(This Proxy is Solicited on Behalf of the Board of Directors)
The undersigned hereby appoints Barry R. Port and Chad A. Keetch, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Ensign Group, Inc. held of record by the undersigned on March 23, 2023 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at Ensign's Southland Care Center facility, located 11701 Studebaker Road, Norwalk, California 90650 at 10:00 a.m. PDT, on Thursday, May 18, 2023 and at any adjournments or postponements thereof. Directions to the facility in order to attend the Annual Meeting may be obtained by calling (949) 487-9500. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2022 which were furnished with this proxy.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
MEETING TO BE HELD ON MAY 18, 2023:
THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT
HTTP://WWW.PROXYVOTE.COM
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the four named director nominees listed in Proposal 1, FOR Proposals 2, 3, 4 and 5 and 1 YEAR for Proposal 6.

1.ELECTION OF CLASS I DIRECTORS EACH FOR A THREE-YEAR TERM as follows:

NOMINEE: Barry M. Smith                 ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

NOMINEE: Swati B. Abbott                ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

NOMINEE: Suzanne D. Snapper                ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

ELECTION OF CLASS III DIRECTOR FOR AN INITIAL TWO-YEAR TERM as follows:

NOMINEE: John O. Agwunobi                ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

2.APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON SHARES TO 150 MILLION.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN

3.APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION.

☐ FOR     ☐ AGAINST     ☐ ABSTAIN

4.RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN

5.APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

☐ FOR     ☐ AGAINST     ☐ ABSTAIN

6.APPROVAL, ON AN ADVISORY BASIS, ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE OFFICER COMPENSATION.

☐ 1 YEAR      ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS         ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                 ☐

Share:

Name:		Acct #:

Address:

Signature

	Signature	Date:

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE.